     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998


                                                       REGISTRATION NO. 33-58303
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

                         POST EFFECTIVE AMENDMENT NO. 3

                                       TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      MERRILL LYNCH LIFE INSURANCE COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    ARKANSAS
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      6312
                          (PRIMARY STANDARD INDUSTRIAL

                          CLASSIFICATION CODE NUMBER)


                                   91-1325756
                                (I.R.S. EMPLOYER
                              IDENTIFICATION NO.)

                             800 SCUDDERS MILL ROAD
                          PLAINSBORO, NEW JERSEY 08536
                                 (609) 282-1429
                        (ADDRESS INCLUDING ZIP CODE, AND
                     TELEPHONE NUMBER, INCLUDING AREA CODE
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                            BARRY G. SKOLNICK, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                      MERRILL LYNCH LIFE INSURANCE COMPANY
                             800 SCUDDERS MILL ROAD
                          PLAINSBORO, NEW JERSEY 08536
                                 (609) 282-1429
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE OF AGENT FOR SERVICE)

                            ------------------------

                                    COPY TO:

                             STEPHEN E. ROTH, ESQ.

                            KIMBERLY J. SMITH, ESQ.


                        SUTHERLAND, ASBILL & BRENNAN LLP

                         1275 PENNSYLVANIA AVENUE, N.W.
                             WASHINGTON, D.C. 20004

If any of the securities that have been registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-26322, 33-46827, 33-52254 and 33-60290.

================================================================================

PROSPECTUS

MAY 1, 1998


                           MERRILL LYNCH ASSET I (SM)
                   GROUP MODIFIED GUARANTEED ANNUITY CONTRACT
                                   ISSUED BY
                      MERRILL LYNCH LIFE INSURANCE COMPANY
                    Home Office: Little Rock, Arkansas 72201
        Service Center: P.O. Box 44222, Jacksonville, Florida 32231-4222
             4804 Deer Lake Drive East, Jacksonville, Florida 32246
                             Phone: (800) 535-5549
                                OFFERED THROUGH
               MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED


The group contract described in this Prospectus (the "Contract") is issued by Merrill Lynch Life Insurance Company ("Merrill Lynch Life") and is designed to provide annuity payments in connection with retirement plans that may or may not qualify for special federal income tax treatment under the Internal Revenue Code. The Contract permits participants to make one or more single premium payments to be accumulated at a guaranteed rate or rates of interest depending upon the Guarantee Period or Periods selected by the participant. A certificate of participation (the "Certificate") will be issued for each single premium. Guarantee Periods currently range from one to ten years. At the end of any Guarantee Period the accumulated value may be reinvested for one or more new Guarantee Periods at the current interest rates then offered by Merrill Lynch Life. A WITHDRAWAL MADE PRIOR TO THE END OF A GUARANTEE PERIOD WILL BE SUBJECT TO A MARKET VALUE ADJUSTMENT, WHICH COULD HAVE THE EFFECT OF EITHER INCREASING OR DECREASING THE PARTICIPANTS' ACCOUNT VALUES, AND A WITHDRAWAL CHARGE.


Eligible members of a group, including account holders of Merrill Lynch, Pierce, Fenner & Smith Incorporated, may become participants under the Contract.

THE PURCHASE OF THIS CONTRACT INVOLVES CERTAIN RISKS. BECAUSE IT IS A MODIFIED GUARANTEED ANNUITY, THE CONTRACT AND CERTIFICATES ARE SUBJECT TO A MARKET VALUE ADJUSTMENT IF, PRIOR TO THE END OF A SELECTED GUARANTEE PERIOD, FUNDS ARE WITHDRAWN OR THE CERTIFICATE IS SURRENDERED, THE CERTIFICATE IS ANNUITIZED OR A DEATH BENEFIT BECOMES PAYABLE. OTHER THAN IN CERTAIN SITUATIONS, SUCH AS PAYMENT OF A DEATH BENEFIT, A MARKET VALUE ADJUSTMENT COULD HAVE THE EFFECT OF DECREASING THE ACCOUNT VALUE. THEREFORE, UNDER ANY OF THE CONDITIONS DESCRIBED ABOVE, PARTICIPANTS COULD LOSE A SUBSTANTIAL PORTION OF THE MONEY THEY HAVE INVESTED. PARTICIPANTS SHOULD CONSIDER THEIR INCOME NEEDS BEFORE PURCHASING A CERTIFICATE.

ALL WITHDRAWALS FROM AND SURRENDERS OF A CERTIFICATE ARE SUBJECT TO TAX, AND IF TAKEN BEFORE AGE 59 1/2, MAY ALSO BE SUBJECT TO A 10% FEDERAL PENALTY TAX.

PARTICIPANTS SHOULD NOTE THAT THIS IS AN INTEGRATED ANNUITY CONTRACT FOR INTERNAL REVENUE CODE PURPOSES. THEREFORE, IN DETERMINING THE EXTENT TO WHICH A WITHDRAWAL IS SUBJECT TO TAX, THE ENTIRE ACCOUNT VALUE, NOT JUST THE VALUE OF THE SUBACCOUNT FROM WHICH THE WITHDRAWAL IS MADE, WILL BE TAKEN INTO CONSIDERATION.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                               TABLE OF CONTENTS


                                                                        PAGE
                                                                        ----
DEFINITIONS...........................................................    3
CAPSULE SUMMARY OF THE CONTRACT.......................................    5
MERRILL LYNCH LIFE INSURANCE COMPANY..................................    7
DESCRIPTION OF THE CONTRACT...........................................    7
     A.   GENERAL.....................................................    7
     B.   PREMIUMS....................................................    7
     C.   SELECTING THE GUARANTEE PERIOD..............................    8
     D.   SUBACCOUNT AND ACCOUNT VALUES...............................    8
     E.   SUBACCOUNT TRANSFERS........................................    8
     F.   FIXING GUARANTEED INTEREST RATES............................    9
     G.   WITHDRAWALS.................................................    9
     H.   MARKET VALUE ADJUSTMENT.....................................   10
     I.   WITHDRAWAL CHARGE...........................................   11
     J.   PAYMENT ON DEATH............................................   12
     K.   ANNUITY PROVISIONS..........................................   13
     L.   OTHER PROVISIONS............................................   15
DISTRIBUTION OF THE CONTRACTS.........................................   16
FEDERAL TAX CONSIDERATIONS............................................   16
PREMIUM TAXES.........................................................   23
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS............   23
MORE INFORMATION ABOUT MERRILL LYNCH LIFE INSURANCE COMPANY...........   23
     A.   HISTORY AND BUSINESS........................................   23
     B.   SELECTED FINANCIAL DATA.....................................   25
     C.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS OF OPERATIONS.........................   25
     D.   REINSURANCE.................................................   32
     E.   CONTRACT OWNER ACCOUNT BALANCES.............................   32
     F.   INVESTMENTS.................................................   32
     G.   COMPETITION.................................................   33
     H.   CERTAIN AGREEMENTS..........................................   33
     I.   EMPLOYEES...................................................   33
     J.   PROPERTIES..................................................   34
     K.   STATE REGULATION............................................   34
DIRECTORS AND EXECUTIVE OFFICERS......................................   35
EXECUTIVE COMPENSATION................................................   35
LEGAL PROCEEDINGS.....................................................   38
LEGAL MATTERS.........................................................   38
EXPERTS...............................................................   38
REGISTRATION STATEMENT................................................   38
FINANCIAL STATEMENTS OF MERRILL LYNCH LIFE INSURANCE COMPANY..........  G-1
APPENDIX..............................................................  A-1


                            ------------------------

No person has been authorized to give any information or to make any representation other than that contained in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer of, or solicitation of an offer to acquire, any Contracts or Certificates thereunder offered by this Prospectus in any jurisdiction to anyone to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

                                  DEFINITIONS

account value:  The sum of all subaccount values.

annuitant: The person on whose continuation of life annuity payments may depend.

annuitant's beneficiary: The person to whom payment is to be made upon the death of the annuitant.

annuity:  A series of predetermined periodic payments.

annuity date: The date shown in the Certificate on which payment of an annuity under the Contract will commence.

beneficiary: The person to whom payment is to be made on the death of the participant or annuitant. There may be both a participant's beneficiary and an annuitant's beneficiary if the participant is not an annuitant.

Certificate: An individual certificate of participation issued by Merrill Lynch Life to each participant as evidence of his or her rights and benefits under the Contract.

certificate anniversary:  Each anniversary of the certificate date.

certificate date:  The date on which a Certificate is issued under the Contract.

certificate year: The year starting on the certificate date or a certificate anniversary and ending on the day immediately prior to the next certificate anniversary.

co-annuitant: If two persons are named as annuitants in the Certificate, each is a co-annuitant. In that case, "annuitant" means the co-annuitants, and death of the annuitant refers to the death of the last co-annuitant.

Contract:  The Contract described in and offered by this Prospectus.

Guarantee Period: The period of years for which a rate of interest is guaranteed to be credited to a subaccount.

Market Value Adjustment: A positive or negative adjustment made to subaccount value. It is applied on withdrawal of all or part of the subaccount value prior to the end of the Guarantee Period. If the annuity date is prior to the end of a Guarantee Period, the Market Value Adjustment is also generally applied at the annuity date. In addition, a Market Value Adjustment is applied in the event of payment on the death of the participant or annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value. (See "Market Value Adjustment" on page 10.)

Maximum Guarantee Period Option: An option to have subaccount values automatically transferred to a subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by Merrill Lynch Life which (i) does not exceed the length of the participant's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date. If the participant's annuity date is less than one year from the date of transfer, the subaccount value will be transferred to a subaccount with a one year Guarantee Period.

net account value:  The sum of all net subaccount values.

net subaccount value: The subaccount value after adjustment for any Market Value Adjustment and withdrawal charge applied in connection with a full withdrawal, annuitization or the payment of death benefits on the death of the participant or annuitant prior to the annuity date.

nonqualified certificate: A Certificate issued in connection with a nonqualified plan.

nonqualified plan:  A retirement plan other than a qualified plan.

participant: The individual participating under the Contract to whom a Certificate has been issued.

participant's beneficiary: The person to whom payment is to be made upon the death of the participant.

qualified certificate: A Certificate issued in connection with a qualified plan.

qualified plan:  A retirement plan that receives favorable tax treatment under
Section 401, 403, 404, 408, 457 or any similar provision of the Internal Revenue Code.

Renewal Date: The last day of each current Guarantee Period which is also the first day of any new Guarantee Period to which subaccount value is transferred. Interest will be credited to the current Guarantee Period until the business day prior to the Renewal Date. Interest will be credited to any Guarantee Period to which subaccount value is transferred beginning as of the Renewal Date.

subaccount: An account maintained for a participant corresponding to a specified interest rate and Guarantee Period selected by the participant.

subaccount value: An amount equal to that part of a single premium allocated by a participant to a subaccount, or any reinvestment in a subaccount, plus credited interest, as adjusted for any prior withdrawals, Market Value Adjustments and withdrawal charges.

withdrawal charge: A charge deducted from subaccount value upon a withdrawal made prior to the end of a Guarantee Period.

                        CAPSULE SUMMARY OF THE CONTRACT

THE CONTRACT

This Prospectus describes a group modified guaranteed annuity contract (the "Contract") issued by Merrill Lynch Life. The Contract may be purchased by any employer, entity or other organized group acceptable to Merrill Lynch Life. The Contract is a group allocated contract, which means that specific accounts are maintained for each individual within the group ("participant"). A Certificate is issued to each participant summarizing his or her rights and benefits under the Contract. Values and benefits provided under the Contract, including annuity payments, are funded by the general assets of Merrill Lynch Life.

The Contract may be issued pursuant to nonqualified retirement plans or plans qualifying for special tax treatment as "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans, Tax-Sheltered Annuities or Section 457 deferred compensation ("Section 457") plans.

APPLICATION AND PREMIUMS

The applicant must complete and return a Contract application to Merrill Lynch Life's Service Center. Merrill Lynch Life reserves the right to reject any application. One Certificate will be issued for each single premium payment made under the Contract. The minimum single premium is $5,000.

THE SUBACCOUNTS

One or more subaccounts are maintained for each participant. The minimum which may be allocated to a subaccount is $5,000. A subaccount is established for each specified interest rate and Guarantee Period selected by the participant. A Guarantee Period is the period of years for which a rate of interest is guaranteed. Currently, the participant may select Guarantee Periods of from one to ten years. Merrill Lynch Life may, at its discretion, offer additional Guarantee Periods.

On the Renewal Date, subaccount value for that Guarantee Period will be transferred to one or more subaccounts designated by the participant. If Merrill Lynch Life does not receive timely notice from the participant designating the subaccounts to which the subaccount value is to be transferred, the subaccount value will be transferred automatically to a subaccount with a one year Guarantee Period unless the Maximum Guarantee Period Option is chosen. If the Maximum Guarantee Period Option has been chosen, the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by Merrill Lynch Life which (i) does not exceed the length of the participant's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the annuity date.

CHARGES

Merrill Lynch Life makes no deductions from each single premium. Except for the Market Value Adjustment described below, the only charge made is a withdrawal charge in the event all or part of a net subaccount value is withdrawn. However, no withdrawal charge is made for a withdrawal at the end of a Guarantee Period if Merrill Lynch Life receives written notice of the withdrawal prior to the Renewal Date. The withdrawal charge is equal to six months of interest on the amount withdrawn based on the guaranteed interest rate of the subaccount from which the withdrawal is made. No withdrawal charge is imposed in the event of payment upon the death of the annuitant or participant or, currently, upon annuitization. Premium taxes, if any, will be deducted from the net account value at the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, Merrill Lynch Life will also deduct a charge for these taxes on any withdrawal, surrender or death benefit effected under a certificate.

MARKET VALUE ADJUSTMENT

A Market Value Adjustment is applied to any withdrawal from a subaccount prior to the end of its Guarantee Period. It will also be applied to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. For Certificates issued prior to January 9, 1995, and for Certificates issued on or after that date but before state approvals are obtained, a Market Value Adjustment will not be applied at the annuity date if
(i) combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. In addition, a Market Value Adjustment will be applied in the event of payment upon the death of the participant or annuitant prior to the annuity date unless the combined effect of the Market Value Adjustments of all affected subaccounts would reduce the account value. The amount of the Market Value Adjustment is determined in accordance with the formula set forth on page 11 and may be positive or negative.

ANNUITY PAYMENTS

Annuity payments will start on the annuity date. The participant selects the annuity date and an annuity payment option. Each participant may select a different annuity date or annuity payment option later.

On the annuity date the net account value, less any applicable premium taxes, is multiplied by Merrill Lynch Life's then current annuity purchase rates to determine the amount of each annuity payment. Currently, withdrawal charges do not apply upon annuitization. The net account value is the sum of all net subaccount values. In determining the net account value, a Market Value Adjustment may be applied. If the net account value on the annuity date is less than $5,000 ($3,500 for certain qualified Certificates), Merrill Lynch Life may pay the net account value in a lump sum in lieu of annuity payments. For tax consequences of a lump sum payment, see "Federal Tax Considerations--Partial Withdrawals and Surrenders" on page 18. If any annuity payment would be less than $50, Merrill Lynch Life may change the frequency of payments to intervals that will result in payments of at least $50.

PAYMENT ON DEATH

If either the participant or the annuitant (if other than the participant) dies prior to the annuity date, Merrill Lynch Life will pay to the participant's beneficiary or annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of payment. In determining the net account value, no withdrawal charge will be applied.

If the participant dies after the annuity date, any amounts remaining unpaid will be paid to the participant's beneficiary pursuant to the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum.

WITHDRAWALS

The participant may withdraw all or part of the net account value prior to the earlier of the annuity date or the death of the annuitant. For partial withdrawals, the withdrawal must be at least $500, the remaining subaccount value of each subaccount, after adjustment for any Market Value Adjustment and withdrawal charge, must be at least $1,000, and the remaining account value must be at least $5,000. Withdrawals from qualified plans may be restricted. (See "Qualified Plans" on page 20.) Withdrawals are subject to tax and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Tax Considerations--Penalty Tax on Certain Withdrawals" on page 19.)

REPORTS TO PARTICIPANTS

At least once each year prior to the annuity date, participants will be sent a report outlining their account value, subaccount values, Guarantee Periods, withdrawal charges and Market Value Adjustments, if any, applied during the year. The report will not include financial statements.

FREE LOOK RIGHT

When the participant receives the Certificate, it should be reviewed carefully to make sure it is what the participant intended to purchase. Generally, within ten days after the participant receives the Certificate, he or she may return it for a refund. Some states allow a longer period of time to return the Certificate. The Certificate must be delivered to Merrill Lynch Life's Service Center or to the Financial Consultant who sold it for a refund to be made. Merrill Lynch Life will then refund to the participant all premiums paid into the Certificate. The Certificate will then be deemed void from the beginning.

                      MERRILL LYNCH LIFE INSURANCE COMPANY

Merrill Lynch Life Insurance Company ("Merrill Lynch Life") is a stock life insurance company organized under the laws of the State of Washington in 1986 and redomesticated under the laws of the State of Arkansas in 1991. Merrill Lynch Life is an indirect wholly owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), a corporation whose common stock is traded on the New York Stock Exchange.

Merrill Lynch Life's home office is in Little Rock, Arkansas. The Service Center's address and phone number are P.O. Box 44222, Jacksonville, Florida 32231-4222, (800) 535-5549.

All communications concerning the Contract and Certificate should be addressed to Merrill Lynch Life's Service Center.

                          DESCRIPTION OF THE CONTRACT

A.  GENERAL

The Contract is a group allocated contract pursuant to which specific accounts are maintained for each participant. The Contract may be issued to any employer, entity or other organized group acceptable to Merrill Lynch Life. The Contract may be issued in connection with either qualified or nonqualified plans. Qualified plans include "H.R. 10" plans, Individual Retirement Annuities or Accounts, corporate pension and profit-sharing plans, Tax-Sheltered Annuities and Section 457 deferred compensation plans.

An eligible member of a group to which a Contract has been issued may become a participant by completing an application and forwarding payment of a single premium to Merrill Lynch Life's Service Center. The application is subject to Merrill Lynch Life's acceptance.

The rights and benefits of a participant are summarized in the Certificate. Provisions of the Contract are controlling. All such rights and benefits may be exercised without the consent of the contract owner. However, provisions of any plan in connection with which the Contract has been issued may restrict a person's eligibility to participate under the Contract, the minimum or maximum amount of the single premium, and the participant's ability to exercise the rights and/or receive the benefits provided under the Contract. Merrill Lynch Life reserves the right to terminate a Contract as to eligible members of the group not accepted as participants at the time of termination.

Contracts have been issued to Asset Group Trust (Sussex Trust Company, Georgetown, Delaware, Trustee) as Contract holder for a group comprised of account holders of Merrill Lynch, Pierce, Fenner & Smith Incorporated. Contracts covering the same group have also been issued directly to Merrill Lynch, Pierce, Fenner & Smith Incorporated. Participation under this group is not permissible in some states.

B.  PREMIUMS

One Certificate will be issued for each single premium paid under the Contract. Only one Certificate will be issued to any one person on a given day. The single premium must be at least $5,000. If the amount of any single premium is more than $500,000, Merrill Lynch Life reserves the right to limit the amount of the premium. The premium will be allocated to one or more subaccounts as selected by the participant. The minimum allocation to a subaccount is $5,000. Merrill Lynch Life will confirm its receipt of the payment and the subaccounts established for the payment. The Certificate does not permit the payment of additional premiums. An application for a separate Certificate must accompany each single premium.

C.  SELECTING THE GUARANTEE PERIOD

The participant may select one or more Guarantee Periods for each single premium or portion thereof. Merrill Lynch Life has discretion to determine the number of Guarantee Periods it will offer. Currently it offers Guarantee Periods ranging from one to ten years. Currently, the participant may select any of the ten Guarantee Periods. Merrill Lynch Life will establish a subaccount corresponding to each specified interest rate and Guarantee Period selected. Once a Guarantee Period has been selected, it cannot be changed. Amounts cannot be transferred from one subaccount to another prior to the end of the Guarantee Period. The participant may, however, withdraw amounts from a subaccount, subject to the restrictions described below and a Market Value Adjustment and withdrawal charge. (See "Market Value Adjustment" on page 10 and "Withdrawal Charge" on page 11.) Withdrawals may have federal income tax consequences, including a 10% penalty on amounts withdrawn. (See "Federal Tax Considerations--In General" on page 18.)

D.  SUBACCOUNT AND ACCOUNT VALUES

A participant's account value is the sum of all of his or her subaccount values. Each subaccount value is equal to the amount the participant allocated to the subaccount (either as part of the single premium or as part of the reinvestment of subaccount value at the end of a Guarantee Period), plus the interest credited thereto at the guaranteed rate, as adjusted for any prior withdrawals, Market Value Adjustments or withdrawal charges. Merrill Lynch Life offers a guaranteed interest rate for each subaccount. The participant is credited with the guaranteed interest rate in effect on the date Merrill Lynch Life receives his or her premium. The guaranteed interest rate will be credited to the subaccount daily (except on a February 29th) to yield the quoted guaranteed interest rate. Interest will be compounded annually on each certificate anniversary.

E.  SUBACCOUNT TRANSFERS

On each subaccount's Renewal Date, the participant may transfer amounts in that subaccount to one or more new subaccounts with new Guarantee Periods of any length then offered by Merrill Lynch Life. The amount transferred will be credited with the interest rate in effect on the Renewal Date for the subaccount to which the amount is transferred. Interest rates for the subaccounts to which transfers are made are guaranteed to be the same as the initial guaranteed interest rates being offered at the time of transfer on new Certificates.

Merrill Lynch Life will notify the participant of his or her right to transfer amounts to new subaccounts at least 30 days prior to the Renewal Date. Prior to the Renewal Date, the participant may advise Merrill Lynch Life of the new subaccounts to which the subaccount value is to be transferred. The minimum amount that can be transferred to any one subaccount is the lesser of (i) $5,000 or (ii) the total subaccount value at the time of transfer. No withdrawal charge or Market Value Adjustment is applied in connection with such transfers. Under current administrative procedures, if instructions are not received by the fifth business day after the Renewal Date, Merrill Lynch Life will transfer the subaccount value to a new subaccount with a one-year Guarantee Period, unless the Maximum Guarantee Period Option has been chosen by the participant. Subject to contractual and federal tax restrictions, the participant may change his or her annuity date so that the Guarantee Period of the new subaccount will end on or prior to the annuity date. (See "Annuity Provisions--Change of Annuity Date or Annuity Option" on page 13.)

The Maximum Guarantee Period Option may be selected at any time until the fifth business day after the Renewal Date. If it has been chosen, as of the Renewal Date the subaccount value will be transferred to a new subaccount with a Guarantee Period equal to the longest Guarantee Period then offered by Merrill Lynch Life which (i) does not exceed the length of the participant's longest Guarantee Period immediately prior to transfer and (ii) ends on or prior to the participant's annuity date. Under this option, if the subaccount value cannot be transferred to the longest Guarantee Period in which the participant's account value is invested immediately prior to transfer because such Guaranteed Period would end after the participant's annuity date, the subaccount value will be transferred to a subaccount with the next longest Guarantee Period then offered by Merrill Lynch Life that ends on or prior to the participant's annuity date. For example, assume that the Maximum Guarantee Period Option is chosen, that a transfer occurs on March 1, 1999, that the participant's annuity date is on August 1, 2004, and that the longest Guarantee Period in which the participant's account value is invested is five years. If Merrill Lynch Life is then offering a five year Guarantee Period, the subaccount value will be transferred to a subaccount with a five year Guarantee Period since the Guarantee Period will end prior to August 1, 2004. If, however, the longest Guarantee Period in which the participant's account value is invested is six years or more, the subaccount value will be transferred to a subaccount with a five year Guarantee Period (or, if Merrill Lynch Life is not then offering a five year Guarantee Period, the longest Guarantee Period of less than five years then offered by Merrill Lynch
Life) since a subaccount with a Guarantee Period of six years would end after August 1, 2004. If the participant's annuity date is less than one year from the date of transfer, Merrill Lynch Life will transfer the subaccount value to a subaccount with a one year Guarantee Period.


F.  FIXING GUARANTEED INTEREST RATES

Merrill Lynch Life has no specific formula for establishing the guaranteed interest rates for the different Guarantee Periods. The determination made will be influenced by, but not necessarily correspond to, interest rates available on fixed income investments which Merrill Lynch Life may acquire with the amounts it receives as premiums under the Contracts. These amounts will be invested primarily in investment-grade fixed income securities including: securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government; debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investor Services, Inc. (Aaa, Aa, A or
Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service; mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at the time of purchase within the four highest grades described above; other debt instruments; commercial paper; and cash or cash equivalents. Participants will have no direct or indirect interest in these investments. Merrill Lynch Life will also consider other factors in determining the guaranteed rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by Merrill Lynch Life, general economic trends and competitive factors. MERRILL LYNCH LIFE'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION OF THE GUARANTEED RATES IT DECLARES. MERRILL LYNCH LIFE CANNOT PREDICT OR GUARANTEE THE LEVEL OF FUTURE INTEREST RATES.

G.  WITHDRAWALS

Subject to certain conditions, a participant may withdraw all or part of his or her net account value or net subaccount value prior to the earlier of the annuity date or the death of the participant or annuitant upon written notice received at Merrill Lynch Life's Service Center before the annuity date. Withdrawals are subject to tax, and prior to age 59 1/2 may also be subject to a 10% federal penalty tax. (See "Federal Tax Considerations--In General" on page 18.) For full withdrawal, the withdrawal notice must be accompanied by the Certificate. Under qualified plans, withdrawals may be permitted only in circumstances specified in the plan, the consent of the participant's spouse may be required, and under Tax-Sheltered Annuities and certain Section 401 plans, withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only after the participant reaches age 59 1/2 and in other limited circumstances. (See "Qualified Plans" on page 20.)

Partial withdrawals must be at least $500, and the net subaccount value remaining after the withdrawal must be at least $1,000, unless the entire subaccount value is withdrawn. The remaining account value must be at least $5,000. Otherwise, the partial withdrawal will not be permitted. The participant must specify the subaccounts from which the withdrawal is to be made. If two or more subaccounts from which the withdrawal is to be made have the same Guarantee Period, the participant must first withdraw from the subaccount with the shortest period of time remaining in its Guarantee Period until that subaccount has been depleted.

The amount of the withdrawal will be paid to the participant, and any Market Value Adjustment will be made to, and any withdrawal charge will be deducted from, the subaccounts from which the withdrawal is made. Immediately after a partial withdrawal, the subaccount value will equal the subaccount value prior to the withdrawal, plus or minus any applicable Market Value Adjustment, minus any applicable withdrawal charge, and minus the amount withdrawn. In the case of a request to withdraw the entire amount from a subaccount, the participant receives the net subaccount value (which reflects any adjustments to the subaccount value for the withdrawal charge and Market Value Adjustment applied in connection with such withdrawal). Upon such full withdrawal, the subaccount value is reduced by the amount withdrawn as well as any applicable withdrawal charge, and the Market Value Adjustment is applied, thereby reducing the subaccount value to zero. (See "Market Value Adjustment" below and "Withdrawal Charge" on page 11.) The tables which appear in the Appendix illustrate the effect of a full withdrawal from a subaccount on the subaccount value.

H.  MARKET VALUE ADJUSTMENT

The Contract provides for the imposition of a Market Value Adjustment, determined by application of the formula described below, in three circumstances. First, whenever the participant makes a withdrawal from a subaccount, other than one made at, and for which Merrill Lynch Life has received written notice prior to, the Renewal Date, a Market Value Adjustment will be made.

Second, a Market Value Adjustment will be applied at the annuity date to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. For Certificates issued prior to January 9, 1995, and for Certificates issued on or after that date but before state approvals are obtained, a Market Value Adjustment will not be applied at the annuity date if
(i) combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen. Participants should refer to their Certificates to determine when a Market Value Adjustment will be applied.

Third, a Market Value Adjustment is applied in the event of payment upon the death of the participant or the annuitant prior to the annuity date unless the combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value.

Because of the market value adjustment provision of the Contract, the participant bears the investment risk that the guaranteed interest rates offered by Merrill Lynch Life at the time the participant makes a withdrawal from a subaccount or starts receiving annuity payments may be higher than the guaranteed interest rate of the subaccount to which the Market Value Adjustment is applied, with the result that the participant's subaccount value may be substantially reduced.

The Market Value Adjustment will depend on the remaining time in the Guarantee Period of the subaccount from which the withdrawal is made or to which the adjustment is being applied and on the relationship between the guaranteed interest rate of the subaccount from which the withdrawal or payment, as applicable, is made to the guaranteed interest rates offered on new Certificates at the time the Market Value Adjustment is applied. The Appendix contains tables which illustrate the application of the Market Value Adjustment in the context of full withdrawals from a hypothetical subaccount. The Market Value Adjustment may result in either an increase or decrease in subaccount value, depending on the relationship of (1) the current guaranteed interest rate for a period equal to the time remaining in the subaccount, which rate is interpolated from the rates currently offered by Merrill Lynch Life for subaccounts with Guarantee Periods closest to such period, to (2) the guaranteed interest rate for the subaccount. If the current guaranteed interest rate of (1) above is lower than the guaranteed rate of (2), application of the Market Value Adjustment will result in an increase in subaccount value; if (1) is higher than (2), application of the Market Value Adjustment will result in a decrease in subaccount value. If the adjustment is positive, the additional amount will be credited to the subaccount. If negative, the amount of the adjustment will be deducted from the subaccount value and will be retained by Merrill Lynch Life for its own benefit.

The amount of the Market Value Adjustment is based on the relationship of the guaranteed interest rates offered on new Certificates issued at the time the Market Value Adjustment is applied to the guaranteed interest rate credited to the subaccount from which the withdrawal or payment, as applicable, is made. If the remaining period of time in the Guarantee Period is a whole number of years, Merrill Lynch Life uses the guaranteed interest rate currently offered by it for a Guarantee Period equal to the number of remaining years. If the remaining period of time in the Guarantee Period is not a whole number of years, the interest rate is derived from the guaranteed interest rates currently offered for the Guarantee Periods nearest the remaining period of time. This derivation is by straight line interpolation, except where the remaining period of time is less than one year, in which case Merrill Lynch Life uses the current guaranteed rate for a Guarantee Period of one year. For example, if the remaining period is
4.75 years, the interpolated guaranteed interest rate will be equal to the sum of one-fourth of the four year rate and three-fourths of the five year rate. If the four year rate were 4.8% and the five year rate were 5.0%, the interpolated rate would be 4.95%, 4.8% times .25 plus 5.0% times .75.

The amount of the market value adjustment is determined from the following formula:

                          1 + B         n/365
  A X   [     1-    (    -------   )            ]
                          1 + C

where "A" is (i) the amount withdrawn from the subaccount, in the case of a partial withdrawal, or (ii) the net subaccount value, in the case of (a) a full withdrawal from a subaccount, (b) a payment made due to the death of the participant or annuitant prior to the annuity date, or (c) annuitization, "B" is the current guaranteed interest rate that Merrill Lynch Life is offering for a subaccount with a Guarantee Period of a duration of years equal to "n"/365 or that is interpolated for "n"/365 based on the guaranteed interest rates offered for subaccounts nearest "n"/365 (if n/365 is less than 1, we will assume B is equal to the rate for a one-year Guarantee Period), "C" is the guaranteed interest rate for the subaccount, and "n" is the remaining number of days in the Guaranteed Period of the subaccount from which the withdrawal is made or to which the adjustment is applied.

For example, assume that a withdrawal of $20,000 is made from a subaccount with 1,734 days (4.75 years) remaining in the Guarantee Period and a guaranteed interest rate of 4.7%. Assume also that the guaranteed interest rates currently offered for Guarantee Periods of 4 and 5 years are 4.8% and 5.0%, respectively. "B" is equal to 4.95%, the sum of 5.0% times .75 and 4.8% times .25. To calculate the Market Value Adjustment Merrill Lynch Life divides the sum of 1 and "B", 1.0495, by the sum of 1 and the guaranteed interest rate for the affected subaccount, 1.047. The resulting figure, 1.0023878, is then taken to the "n"/365 power, or 4.75 (1,734/365), which is 1.0113929. 1.0113929 is subtracted from 1 and the resulting figure, -.0113929, is multiplied by the amount of the withdrawal, $20,000, to give -$227.86. Since this figure is a negative number, it is subtracted from the remaining subaccount value together with any applicable withdrawal charge. If "B" had been 4.45%, instead of 4.95%, the Market Value Adjustment would have been +225.83, which would have been added to the remaining subaccount value.

The greater the difference in interest rates, the greater the effect of the Market Value Adjustment. If in the above example "B" had been 6%, 7%, and 8%, the Market Value Adjustment would have been -$1,207.33, -$2,174.62 and -$3,176.40, respectively. The Market Value Adjustment is also affected by the remaining period in the Guarantee Period of the subaccount from which the withdrawal is made, which is "n" in the formula. Thus, if in the first example above "n"/365 were 2.5 or 1.5, the Market Value Adjustment would be -$119.60 or -$71.68, respectively. Tables showing the impact of the Market Value Adjustment and withdrawal charge on hypothetical full withdrawals are set forth in the Appendix.

I.  WITHDRAWAL CHARGE

A withdrawal charge is imposed if the participant makes a withdrawal from a subaccount other than at the end of a subaccount's Guarantee Period. No withdrawal charge is imposed if a withdrawal is made on the Renewal Date where prior written notice was received at Merrill Lynch Life's Service Center. The charge is equal to six months of simple interest computed on the amount withdrawn based on the guaranteed interest rate of the subaccount from which the withdrawal is made. Thus, if the guaranteed interest rate is 5% per year, the withdrawal charge will be 2.5%. The amount of the charge remains the same whether or not six months' interest has been credited to the subaccount. For a full withdrawal, the amount withdrawn is the net account value. For a partial withdrawal, the withdrawal charge will be deducted from the remaining value of the subaccounts from which the withdrawal was made. For a full withdrawal, the withdrawal charge is reflected in the net account value distributed to the participant. Currently withdrawal charges do not apply upon annuitization. However, Merrill Lynch Life reserves the right to apply the withdrawal charge on annuitization to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. Withdrawal charges also do not apply to annuity payments or to any payment made due to the death of the annuitant or participant.


The application of the withdrawal charge may be illustrated by the following example. Assume a partial withdrawal of $7,000 made from two subaccounts, one with a Guarantee Period of five years and a guaranteed interest rate of 5.0%, the other with a Guarantee Period of three years and a guaranteed interest rate of 4.75%, and each having a subaccount value of $5,000. Assume further that the participant directs that the partial withdrawal should be taken from the subaccount having the five year Guarantee Period to the maximum extent possible and the remainder taken from the subaccount having the three year Guarantee Period. Assume also that the Market Value Adjustment applied to the five year Guarantee Period operates to reduce its value by 22.5% and that the adjustment applied to the three year Guarantee Period operates to reduce its value by 10%. The maximum withdrawal that can be taken from the subaccount with the five year Guarantee Period is $4,000, since the Market Value Adjustment applied to the $4,000 withdrawal reduces the subaccount value by $900 (22.5% of $4,000) and the withdrawal charge of $100 (.05% divided by 2, times $4,000) exhausts the remaining subaccount value. The remaining portion of the requested withdrawal, $3,000 is deducted from the subaccount with the three year Guarantee Period. Also deducted from that subaccount are the Market Value Adjustment applicable to the $3,000 withdrawal, $300 (10% of $3,000), and the withdrawal charge, $71.25 (4.75% divided by 2 times $3,000), resulting in a remaining subaccount value of $1,628.75.


J.  PAYMENT ON DEATH

Death Prior to the Annuity Date. Subject to the rights of a participant's surviving spouse in certain circumstances (described below), if the participant or the annuitant (under a Contract where the participant is not an annuitant) dies prior to the annuity date, Merrill Lynch Life will pay to the participant's beneficiary or the annuitant's beneficiary, as applicable, the greater of the account value or the net account value on the date of payment (the "death benefit"). In determining the net account value, no withdrawal charge will be applied. Payment will be made upon receipt by Merrill Lynch Life of proof of the death of the participant or annuitant, as applicable (i.e., certified copy of death certificate), and, subject to the special rules applicable to any participant's death (discussed below), will be made in a lump sum unless an annuity option is chosen. If no annuity option is chosen by the 60th day following receipt of the certified death certificate, Merrill Lynch Life reserves the right to automatically pay the death benefit in a lump sum.

In the event of a participant's death, the death benefit generally must be distributed within five years of the death of the participant. The participant's beneficiary may, however, elect to receive the death benefit pursuant to a payment option under which payments commence within one year of the participant's death and which does not extend beyond the life expectancy of the beneficiary. In addition, if the surviving spouse of a deceased participant is the participant's beneficiary, the spouse may choose to become the participant and to continue the Certificate in force on the same terms as before the participant's death, in which event no death benefit is paid upon the death of the deceased participant, and the spouse thereafter shall be the participant and the annuitant. If the Certificate names more than one participant, the death of the participant will be deemed to occur when the first participant dies.

If the participant is not the annuitant, the participant may irrevocably elect, prior to the annuitant's death and prior to the annuity date, to continue the Certificate in force in the event of the annuitant's death prior to the annuity date on the same terms as before the annuitant's death. If the participant makes this election, no death benefit is paid upon the death of the annuitant, and the person designated by the participant at the time of the election shall become the annuitant upon the death of the original annuitant prior to the annuity date. This option is available only if the participant is a natural person or the Certificate is issued in connection with a plan entitled to special tax treatment under Sections 401 or 408 of the Internal Revenue Code.

If a beneficiary does not survive the participant or annuitant, as applicable, the estate or heirs of the beneficiary have no rights under the Contract. If no beneficiary survives the participant or annuitant, payment will be made to the participant, if living, and if the participant is not living, to the participant's estate.

If the participant is not an individual, the primary annuitant as determined in accordance with Section 72(s) of the Internal Revenue Code (i.e., the individual the events in the life of whom are of primary importance in affecting the timing or amount of distributions under the Contract) will be treated as the participant for purposes of these distribution requirements, and any change in the primary annuitant will be treated as the death of the participant.

Death After the Annuity Date. If the participant dies after the annuity date, any amounts remaining unpaid will be paid at least as rapidly as under the same method of distribution in force at the date of death. If the annuitant dies after the annuity date, the annuitant's beneficiary may choose either to have any guaranteed amounts remaining unpaid continue to be paid for the amount or period guaranteed or to receive the present value of the remaining guaranteed payments in a lump sum. (See "Annuity Provisions" below.) The present value will be determined using the interest rate on which annuity payments were determined, and will be less than the sum of the remaining guaranteed payments. If the annuitant's beneficiary dies while guaranteed amounts remain unpaid, the present value of the remaining payments will be paid in a lump sum to the beneficiary's estate.

K.  ANNUITY PROVISIONS

General. Annuity payments will be paid to the participant and will commence on the annuity date. The participant may or may not be the annuitant. The participant designates the annuitant in the Certificate application and may later change the annuitant upon written notice to Merrill Lynch Life. The participant may also designate a co-annuitant, in which case the death of the annuitant is deemed to occur when both co-annuitants are deceased.

The amount of monthly annuity payments, other than payments made pursuant to the qualified plan option, will be determined by applying the net account value at the annuity date, less any premium taxes, to the annuity option chosen using Merrill Lynch Life's then current annuity rates. Currently, withdrawal charges do not apply upon annuitization. Current annuity rates are guaranteed to be no less favorable than the minimum guaranteed annuity rates shown in the annuity tables contained in the Contract. Premium taxes imposed by states and local jurisdictions currently range from 0% to 5% depending on the tax treatment of the Contract. In determining the net account value, a Market Value Adjustment will be applied to any subaccount if the annuity date is prior to the end of the Guarantee Period for that subaccount. For Certificates issued prior to January 9, 1995, and for Certificates issued on or after that date but before state approvals are obtained, a Market Value Adjustment will not be applied at the annuity date if (i) combined Market Value Adjustments of all affected subaccounts would reduce the participant's account value and (ii) annuity payments will be made for at least ten years or a life contingency or life expectancy annuity option has been chosen.

Selection of Annuity Date and Annuity Options. The participant may select the annuity date and an annuity option in the Certificate application. If the participant does not select an annuity date, the annuity date will be the first day of the next month after the annuitant's 75th birthday and the annuity option will be a life annuity with a 10 year guarantee. Merrill Lynch Life currently permits participants to select an annuity date that is any day of a calendar month. It may not be later than the first day of the next month after the annuitant's 85th birthday. (For qualified Certificates, the annuity date generally may not be later than April 1 of the calendar year after the calendar year in which the annuitant attains age 70 1/2.)

Change of Annuity Date or Annuity Option. The participant may change the annuity date or the annuity option on written notice received at Merrill Lynch Life's Service Center (or by telephone, once a proper authorization form is submitted to the Service Center) at least 30 days prior to the current annuity date. Changes of the annuity date are subject to federal tax restrictions. (See "Federal Tax Considerations" on page 16.)

Annuity Options. The participant may select any one of the following annuity options or any other option satisfactory to the participant and Merrill Lynch Life. For qualified Certificates, certain restrictions may apply.
     PAYMENTS OF A FIXED AMOUNT: Equal payments in the amount chosen will be made until the net account value applied under this option is exhausted. The period over which payments are made must be at least five years. PAYMENTS FOR A FIXED PERIOD: Payments will be made for the period chosen. The period must be at least five years.
     *LIFE ANNUITY: Payments will be made for the life of the annuitant. Payments will cease with the last payment due prior to the annuitant's death.
     LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 OR 20 YEARS: Payments will be made for the guaranteed period chosen (10 or 20 years) and as long thereafter as the annuitant lives.
     LIFE ANNUITY WITH GUARANTEED RETURN OF NET ACCOUNT VALUE: Payments will be made until the sum of the annuity payments equals the net account value applied under this option, and as long thereafter as the annuitant lives. *JOINT AND SURVIVOR LIFE ANNUITY: Payments will be made during the lifetimes of the annuitant and a designated second person. Payments will continue as long as either is living.
     QUALIFIED PLAN OPTION: This option is available only under qualified Certificates. It is not available under Section 457 plans. Payments may be based on (a) the life expectancy of the annuitant, (b) the joint life expectancy of the annuitant and his or her spouse, or (c) the life expectancy of the surviving spouse if the annuitant dies before the annuity date. Payments will be made annually. Each payment will be equal to the net account value on the first day of the calendar year divided by applicable current life expectancy based on Internal Revenue Service regulations. Each subsequent payment will be made on the anniversary of the annuity date. Interest will be credited at Merrill Lynch Life's then current rate for this option. The rate will not be less than that shown in the Contract. On death of the measuring life or lives, any unpaid net account value will be paid to the beneficiary in a lump sum.

*THESE OPTIONS ARE LIFE ANNUITIES UNDER WHICH IT IS POSSIBLE FOR THE PARTICIPANT TO RECEIVE ONLY ONE ANNUITY PAYMENT IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE FIRST PAYMENT, OR TO RECEIVE ONLY TWO ANNUITY PAYMENTS IF THE ANNUITANT (OR THE ANNUITANT AND A DESIGNATED SECOND PERSON) DIES AFTER THE SECOND PAYMENT, AND SO ON.

Minimum Annuity Payments. Annuity payments will be made monthly unless the participant chooses less frequent payments or the qualified plan option, provided that if any payment would be less than $50, Merrill Lynch Life may change the frequency so payments are at least $50 each. If the net account value to be applied at the annuity date is less than $5,000 ($3,500 for certain qualified Certificates), Merrill Lynch Life may elect to pay that amount in a lump sum. (For tax consequences of a lump sum payment, see "Federal Tax Considerations" on page 16.)

Annuity Rates. Annuity rates will be no less favorable than those shown in the annuity tables contained in the Contract. Those tables show the minimum guaranteed amount of each monthly payment for each $1,000 applied according to the age and sex of the annuitant at the annuity date. The tables are based on the 1983 Table "a" projected forward to 1995 for Individual Annuity Valuation with current mortality adjustments. When required by law, Merrill Lynch Life will use annuity tables that do not differentiate on the basis of sex.

The Contract contains a formula for adjusting the age of the annuitant based on the annuity date for purposes of determining minimum monthly annuity payments. If the annuity date is prior to the year 2000, there is no age adjustment. If the annuity date is between the years 2000 and 2009, the annuitant's age is reduced by one year. For each decade thereafter, the annuitant's age is reduced one additional year. The maximum age adjustment is four years.

An age adjustment results in a reduction in the minimum monthly annuity payments that would otherwise be made. Therefore, if the rates Merrill Lynch Life is using are the minimum rates shown in the annuity tables contained in the Contract, it may be advantageous for the participant to designate an annuity date that immediately precedes the date on which an age adjustment would occur under the Contract. For example, the annuity payment rates in the annuity tables for an annuitant with an annuity date in the year 2010 are the same as those for an annuity date twelve months earlier, even though the annuitant is one year older, because the new decade results in the annuitant's age being reduced by an additional year. Current annuity rates, unlike the guaranteed rates, do not involve any age adjustment.

Proof of Age, Sex and Survival. Merrill Lynch Life may require satisfactory proof of the age, sex or survival of any person on whose continued life any payment under the Certificate depends.

Misstatement of Age or Sex. If the age or sex of an annuitant is misstated, annuity payments will be adjusted to reflect the correct age and sex. Any amount overpaid as the result of such misstatement will be deducted from the next payments due. Any amount underpaid will be paid in full with the next payment due.

L.  OTHER PROVISIONS

Beneficiary. The beneficiary is the person or persons named in the Certificate application to whom payment is to be made upon the death of the participant or annuitant. If the participant is not the annuitant, the participant may name one beneficiary to receive payment on death of the participant and a different beneficiary to receive payment on death of the annuitant. If the participant is the annuitant, the participant's beneficiary and the annuitant's beneficiary must be the same. Unless a beneficiary has been irrevocably designated, the participant's beneficiary may be changed while the participant is alive, and the annuitant's beneficiary may be changed while the annuitant is alive. The change of a beneficiary who was named by the participant irrevocably may only be made with the written consent of the beneficiary. The estate or heirs of a beneficiary who dies prior to the participant or annuitant have no rights under the Contract. If no beneficiary survives the participant or annuitant, payment will be made to the participant, if living, or to the participant's estate if the participant has died. Certain restrictions may apply in the case of qualified Certificates.

Assignment. Upon notice to Merrill Lynch Life, the participant may make a collateral assignment of his or her rights under the Contract by transferring the participant's Certificate to a creditor as a security for a debt. If the Contract is issued pursuant to a qualified Plan, the participant's rights under the Contract may not be assigned, pledged or transferred, unless permitted by law. A collateral assignment does not change ownership of the Certificate. The rights of a collateral assignee have priority over the rights of a beneficiary. A collateral assignment may have federal income tax consequences. (See "Federal Tax Considerations--Transfers, Assignments, or Exchanges of a Certificate" on page 19.)

Notices and Elections. Generally, all notices, changes and choices the participant makes under the Contract must be in writing, signed by the proper party and received at Merrill Lynch Life's Service Center to be effective. However, a participant (and, once a proper authorization form is submitted to Merrill Lynch Life's Service Center, a participant's Financial Consultant) may select by telephone the subaccounts in which the subaccount value at the end of a Guarantee Period is to be invested and may also select by telephone the subaccounts from which any partial withdrawals are to be made. In addition, choices regarding the Maximum Guarantee Period Option, pursuant to which Merrill Lynch Life transfers subaccount values in the absence of instructions from a participant, may be made by telephone. Merrill Lynch Life will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. These procedures may include, but are not limited to, possible recording of telephone calls and obtaining appropriate identification before effecting any telephone transactions. Merrill Lynch Life will not be liable for following telephone instructions that it reasonably believes to be genuine. Notices, changes and choices relating to beneficiaries will take effect as of the date signed unless Merrill Lynch Life has already acted in reliance on the prior status.

Amendment of Contract and Certificates. Merrill Lynch Life may amend the Contract and the Certificates at any time as may be necessary to conform to any applicable law, regulation or ruling issued by a government agency.

Deferral of Payments. All sums payable by Merrill Lynch Life are payable at its Service Center. Merrill Lynch Life may require return of a Certificate prior to making payment. Merrill Lynch Life may defer payments of partial or full withdrawals for up to six months.

Free Look Right. When the participant receives the Contract, it should be reviewed carefully to make sure it is what the participant intended to purchase. Generally, within ten days after the participant receives the Certificate, he or she may return it for a refund. Some states allow a longer period of time to return the Certificate. The Certificate must be delivered to Merrill Lynch Life's Service Center or to the Financial Consultant who sold it for a refund to be made. Merrill Lynch Life will then refund to the participant all premiums paid into the Certificate. The Certificate will then be deemed void from the beginning. If a participant exercises his or her free look right, that participant may not submit another application with the same annuitant for ninety days.

Guarantee of Contracts and Certificates. The federal government or its instrumentalities does not guarantee the Contracts or Certificates. Merrill Lynch Life backs the guarantees associated with the Contracts and Certificates.

                         DISTRIBUTION OF THE CONTRACTS

Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S") is the principal underwriter of the Contract. It was organized in 1958 under the laws of the state of Delaware and is registered as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers, Inc. ("NASD"). MLPF&S' principal business address is World Financial Center, 250 Vesey Street, New York, New York 10281.

Contracts are sold by registered representatives (Financial Consultants) of MLPF&S who are also licensed through various Merrill Lynch Life Agencies ("MLLA") as insurance agents for Merrill Lynch Life. Merrill Lynch Life has entered into a distribution agreement with MLPF&S and companion sales agreements with MLLA through which agreements the Contracts are sold and the Financial Consultants are compensated by MLLA and/or MLPF&S. The maximum commission paid to the Financial Consultant is 2.0% of each premium. In addition, the maximum compensation paid to the Financial Consultant for each reinvestment is 1.8% of account value reinvested. Commissions may be paid in the form of non-cash compensation.

The maximum commission Merrill Lynch Life will pay to the applicable insurance agency to be used to pay commissions to Financial Consultants is 4.5% of each premium. In addition, the maximum compensation Merrill Lynch Life will pay to the applicable insurance agency to be used to pay compensation to Financial Consultants for reinvestment is 3.2% of account value reinvested.

MLPF&S may arrange for sales of the Contract by other broker-dealers who are registered under the Securities Exchange Act of 1934 and are members of the NASD.

                           FEDERAL TAX CONSIDERATIONS

INTRODUCTION

The following discussion is general and is not intended as tax advice.

This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about these tax implications should consult a competent tax adviser before initiating any transaction. This discussion is based upon Merrill Lynch Life's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

MERRILL LYNCH LIFE DOES NOT MAKE ANY GUARANTEE REGARDING THE TAX STATUS OF ANY CONTRACT OR CERTIFICATE ISSUED THEREUNDER OR ANY TRANSACTION INVOLVING THE CONTRACTS OR CERTIFICATES.

The Contract may be purchased on a non-qualified tax basis ("non-qualified Contract") or purchased and used in connection with plans qualifying for favorable tax treatment ("qualified Contract"). The qualified Contracts were designed for use by individuals whose premium payment is comprised solely of proceeds from and/or contributions under retirement plans which are intended to qualify as plans entitled to special income tax treatment under Section 401(a), 403, 404, 408, or 457 of the Internal Revenue Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on annuity payments, and on the economic benefit to the participant, the annuitant, or the beneficiary depends on the type of retirement plan, on the tax status of the individual concerned and on Merrill Lynch Life's tax status. In addition, certain requirements must be satisfied in purchasing a qualified Contract with proceeds from a tax qualified plan and receiving distributions from a qualified Contract in order to continue receiving favorable tax treatment. Therefore, purchasers of qualified Contracts or Certificates issued thereunder should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The following discussion assumes that qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.


TAXATION OF MERRILL LYNCH LIFE

Merrill Lynch Life is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The assets underlying the Contracts will be owned by Merrill Lynch Life. The income earned on such assets will be income to Merrill Lynch Life.

TAX STATUS OF THE CONTRACT

Merrill Lynch Life believes that the Contract will be treated as an annuity contract and that Merrill Lynch Life will be treated as owning the assets supporting the Contract for federal income tax purposes. Merrill Lynch Life, however, reserves the right to modify the Contract as necessary to prevent the contract owner or participant from being considered the owner of the assets supporting the Contract for federal tax purposes.

Furthermore, in order to be treated as an annuity contract for federal income tax purposes, Section 72(s) of the Internal Revenue Code requires any non-qualified Contract to provide that (a) if any participant dies on or after the annuity commencement date but prior to the time the entire interest in the Certificate has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of that participant's death; and (b) if any participant dies prior to the annuity commencement date, the entire interest in the Certificate will be distributed within five years after the date of the participant's death. These requirements will be considered satisfied as to any portion of the participant's interest which is payable to or for the benefit of a "designated beneficiary" and which is distributed over the life of such "designated beneficiary" or over a period not extending beyond the life expectancy of that beneficiary, provided that such distributions begin within one year of that participant's death. The participant's "designated beneficiary" (referred to herein as the "participant's beneficiary") is the person designated by such participant as a beneficiary and to whom the participant's interest in the Certificate passes by reason of death and must be a natural person. However, if the participant's "designated beneficiary" is the surviving spouse of the participant, the Certificate may be continued with the surviving spouse as the new participant. Solely for purposes of applying the provisions of Section 72(s) of the Code, when non-qualified Contracts are held by other than a natural person, the death of the annuitant is treated as the death of the participant.

The non-qualified Contracts contain provisions which are intended to comply with the requirements of Section 72(s) of the Internal Revenue Code, although no regulations interpreting these requirements have yet been issued. Merrill Lynch Life intends to review such provisions and modify them if necessary to assure that they comply with the requirements of Internal Revenue Code Section 72(s) when clarified by regulation or otherwise.

Other rules may apply to qualified Contracts.

THE FOLLOWING DISCUSSION ASSUMES THAT THE CONTRACTS WILL QUALIFY AS ANNUITY CONTRACTS FOR FEDERAL INCOME TAX PURPOSES.

FEDERAL TAXES

a.  In General

Section 72 of the Internal Revenue Code governs taxation of annuities in general. Merrill Lynch Life believes that a participant who is a natural person generally is not taxed on increases in the value of a Contract until distribution occurs by withdrawing all or part of the account value (e.g., partial withdrawals and surrenders) or as annuity payments under the annuity option elected. For this purpose, the assignment, pledge, or agreement to assign or pledge any portion of the account value (and in the case of a qualified Contract, any portion of an interest in the qualified plan) generally will be treated as a distribution. The taxable portion of a distribution (in the form of a single sum payment or an annuity) is taxable as ordinary income. Additionally, certain transfers of a Contract for less than full and adequate consideration, such as a gift, will generate tax on the excess of the net account value over the participant's "investment in the contract" (discussed below).

A participant in any annuity contract who is not a natural person generally must include in income any increase in the excess of the Contract's account value over the "investment in the contract" during the taxable year. There are some exceptions to this rule and a prospective participant that is not a natural person may wish to discuss these with a competent tax adviser.

The following discussion generally applies to Contracts whose participants are natural persons.

b.  Partial Withdrawals and Surrenders

In the case of a partial withdrawal or surrender under a qualified Contract or Certificate issued thereunder, under Section 72(e) of the Internal Revenue Code a ratable portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the participant's total accrued benefit or balance under the retirement plan. The "investment in the contract" generally equals the portion, if any, of any premium payments paid by or on behalf of any individual under a Contract which was not excluded from the individual's gross income. For Contracts issued in connection with qualified plans, a participant's "investment in the contract" can be zero. Special tax rules may be available for certain distributions under qualified Contracts.

In the case of a partial withdrawal under a non-qualified Contract before the annuity date, under Internal Revenue Code Section 72(e) amounts received are generally first treated as taxable income to the extent that the account value immediately before the partial withdrawal (increased by the net excess, if any, of the sum of all Market Value Adjustments that increase any subaccount value over the sum of all Market Value Adjustments that decrease any subaccount value which result from the partial withdrawal) exceeds the "investment in the contract" at that time. Any additional amount withdrawn is not taxable.

It is important to note that the Contract is an integrated annuity contract and that therefore in determining the extent to which a withdrawal from one subaccount is taxable, the account value and "investment in the contract" for the entire Contract, not just the subaccount from which the withdrawal is made, will be taken into account.

In the case of a surrender under a non-qualified Contract, under Section 72(e) amounts received are generally treated as taxable income to the extent the net amount received exceeds the "investment in the contract" at that time.

c.  Annuity Payments

Although tax consequences may vary depending on the annuity option elected under the Contract, under Internal Revenue Code Section 72(b), generally gross income does not include that part of any amount received as an annuity under an annuity contract that bears the same ratio to such amount as the investment in the contract bears to the expected return at the annuity date. In this respect (prior to recovery of the investment in the contract), there is generally no tax on the amount of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the annuity payments for the term of the payments; however, the remainder of each income payment is taxable. In all cases, after the "investment in the contract" is recovered, the full amount of any additional annuity payments is taxable.

d.  Penalty Tax on Certain Withdrawals

In the case of a distribution under a non-qualified Contract, there may be imposed a federal penalty tax equal to 10% of the amount treated as taxable income. In general, however, there is no penalty tax on distributions: (1) made on or after the date on which the participant attains age 59 1/2; (2) made as a result of death or disability of the participant; (3) received in substantially equal periodic payments over the life or life expectancy of the participant (or joint life or life expectancy of the participant and a designated beneficiary). In certain circumstances, other exceptions may apply. Other tax penalties may apply to certain distributions under a qualified Contract.

e.  Taxation of Death Benefit Proceeds

Amounts may be distributed from a Contract because of the death of the participant, the annuitant, or the coannuitant. Generally, such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender of the Contract, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

f.  Transfers, Assignments, or Exchanges of a Certificate

A transfer of ownership of a Certificate, the designation of an annuitant, payee or other beneficiary who is not also the participant, or the exchange of a Certificate (or this Certificate along with one or more other annuity certificates or contracts) for one or more new annuity certificates or contracts may result in certain tax consequences to the participant that are not discussed herein. A participant contemplating any such transfer, assignment, or exchange of a Certificate should contact a competent tax adviser with respect to the potential tax effects of such a transaction.

g.  Multiple Contracts or Certificates

All non-qualified annuity Contracts or Certificates issued thereunder entered into after October 21, 1988 that are issued by Merrill Lynch Life (or its affiliates) to the same owner during any calendar year are treated as one annuity Contract for purposes of determining the amount includable in gross income under Section 72(e) of the Internal Revenue Code. In addition, the Treasury Department has specific authority to issue regulations that prevent the avoidance of Section 72(e) through the serial purchase of annuity Contracts or otherwise. Congress has also indicated that the Treasury Department may have authority to treat the combination purchase of an immediate annuity Contract and a separate deferred annuity Contract as a single annuity Contract under its general authority to prescribe rules as may be necessary to enforce the income tax laws.

h.  Withholding


Distributions generally are subject to withholding for the participant's federal income tax liability. The withholding rate varies according to the type of distribution and the participant's tax status. The participant will generally be provided the opportunity to elect not to have tax withheld from distributions.



"Eligible rollover distributions" from Section 401(a) plans and Section 403(b) tax-sheltered annuities are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is the taxable portion of any distribution from such a plan, except certain distributions such as distributions required by the Internal Revenue Code or distributions in a specified annuity form. The 20% withholding does not apply, however, if the participant chooses a "direct rollover" from the plan to another tax-qualified plan or individual retirement account or annuity.

i.  Possible Changes in Taxation


Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. For instance, the President's 1999 Budget Proposal recommended legislation that, if enacted, would adversely modify the federal taxation of the Contracts. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax adviser should be consulted with respect to legislative developments and their effect on the Contract.


j.  Other Tax Consequences

As noted above, the foregoing discussion of the federal income tax consequences under the Contract or Certificate issued thereunder is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect Merrill Lynch Life's understanding of current law and the law, or its interpretation by the Internal Revenue Service, may change. Federal estate and state and local income, estate, inheritance, and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each participant or recipient of the distribution. A competent tax adviser should be consulted for further information.

QUALIFIED PLANS


The Contract is designed for use with several types of qualified plans. These retirement plans may permit the purchase of the Certificates to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant or to both may result if the Certificate is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits prior to transfer of the Certificate. The tax rules applicable to participants in qualified plans, including restrictions on contributions and benefits, taxation of distributions, and any tax penalties, vary according to the type of plan and the terms and conditions of the plan itself. Various tax penalties may apply to contributions in excess of specified limits, distributions that do not satisfy specified requirements, and certain other transactions with respect to qualified plans. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified plans. Participants, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under qualified plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. Some retirement plans are subject to distribution and other requirements that are not incorporated into Merrill Lynch Life's administration procedures. Owners, participants, and beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Certificates comply with applicable law. Following are brief descriptions of the various types of qualified plans in connection with which Merrill Lynch Life will issue a Contract. When issued in connection with a qualified plan, a Contract will be amended as necessary to conform to the requirements of the Internal Revenue Code.


H.R. 10 Plans

The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10," permits self-employed individuals to establish qualified plans for themselves and their employees. In order to establish such a plan, a plan document, often in prototype form preapproved by the Internal Revenue Service, is adopted and implemented by or for the self-employed person. Purchasers of Contracts for use with H.R. 10 Plans should seek competent advice regarding the suitability of the proposed plan documents and of the Contract to their specific needs.

Individual Retirement Annuities and Individual Retirement Accounts

Section 408 of the Internal Revenue Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity or Individual Retirement Account (each hereinafter referred to as "IRA"). Also, distributions from certain other types of qualified plans may be "rolled over" on a tax-deferred basis into an IRA. Sales of the Certificates for use with or as IRAs may be subject to special disclosure requirements of the Internal Revenue Service. Purchasers of the Contract for use with or as IRAs will be provided with supplemental information required by the Internal Revenue Service or other appropriate agency. Such purchasers will have the right to revoke their purchase within 7 days of the earlier of the establishment of the IRA or their purchase. Purchasers should seek competent advice as to the suitability of the Contract and Certificate for use with or as IRAs.


Earnings in an IRA are not taxed until distribution. IRA contributions are limited each year to the lesser of $2,000 or 100% of the participant's adjusted gross income and may be deductible in whole or in part depending on the individual's income. The limit on the amount contributed to an IRA does not apply to distributions from certain other types of qualified plans that are "rolled over" on a tax-deferred basis into an IRA. Amounts in the IRA (other than nondeductible contributions) are taxed when distributed from the IRA. Distributions prior to age 59 1/2 (unless certain exceptions apply) are subject to a 10% penalty tax.



Simplified Employee Pension (SEP) IRAs



Employers may establish Simplified Employee Pension (SEP) IRAs under Internal Revenue Code Section 408(k) to provide IRA contributions on behalf of their employees. In addition to all of the general Code rules governing IRAs, such plans are subject to certain Internal Revenue Code requirements regarding participation and amounts of contributions.



SIMPLE IRAs



Beginning January 1, 1997, certain small employers may establish SIMPLE plans as provided by Section 408(p) of the Internal Revenue Code, under which employees may elect to defer to a SIMPLE IRA a percentage of compensation up to $6,000 (as increased for cost of living adjustments). The sponsoring employer is required to make matching or non-elective contributions on behalf of employees. Distributions from SIMPLE IRAs are subject to the same restrictions that apply to IRA distributions and are taxed as ordinary income. Subject to certain exceptions, premature distributions prior to age 59 1/2 are subject to a 10% penalty tax, which is increased to 25% if the distribution occurs within the first two years after the commencement of the employee's participation in the plan.



Roth IRAs



A Certificate is available for purchase by an individual who has separately established a Roth IRA custodial account with Merrill Lynch, Pierce, Fenner & Smith Incorporated. Effective January 1, 1998, Section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to certain limitations, are not deductible and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA may be subject to tax and other special rules may apply. You should consult a tax adviser before combining any converted amounts with any other Roth IRA contributions, including any other conversion amounts from other tax years. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made
(1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to the Roth IRA.


Corporate Pension and Profit Sharing Plans


Section 401(a) of the Internal Revenue Code permits employers to establish various types of retirement plans for employees. Such retirement plans may permit the purchase of the Contracts in order to accumulate retirement savings under the plans. Adverse tax consequences to the plan, to the participant, or to both may result if the Contract is assigned or transferred to any individual as a means to provide benefit payments. Employers intending to use the Contracts in connection with such plans should seek competent advice.


Tax-Sheltered Annuities

Section 403(b) of the Internal Revenue Code permits public school employees and employees of certain types of religious, charitable, educational and scientific organizations specified in Section 501(c)(3) of the Internal Revenue Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of premiums from gross income for tax purposes. These annuity contracts are commonly referred to as "Tax-Sheltered Annuities." Premiums excluded from gross income will be subject to FICA taxes. Purchasers using the Contracts or Certificates as Tax-Sheltered Annuities should seek competent advice as to eligibility, limitations on permissible amounts of premiums and tax consequences on distribution. Withdrawals under Tax-Sheltered Annuities which are attributable to contributions made pursuant to salary reduction agreements, including earnings, are prohibited unless made after the participant attains age 59 1/2, upon the participant's separation of service, upon the participant's death or disability, or for an amount not greater than the total of such contributions in the case of hardship.

Section 457 Deferred Compensation ("Section 457") Plans


Under Section 457 of the Internal Revenue Code, employees and independent contractors who perform services for state governments, local governments, political subdivisions, agencies, instrumentalities and certain affiliates of such entities, and certain tax-exempt employers may participate in a Section 457 plan of their employer allowing them to defer part of their salary or other compensation. The amount deferred and any income on such amount will not be taxable until paid or otherwise made available to the employee.


The maximum amount that can be deferred under a Section 457 plan in any tax year is ordinarily one-third of the employee's includable compensation, up to $7,500. Includable compensation means earnings for services rendered to the employer which is includable in the employee's gross income, but excluding any contributions under the Section 457 plan or a Tax-Sheltered Annuity. During the last three years before an individual attains normal retirement age additional "catch-up" deferrals are permitted.


The deferred amounts will be used by the employer to purchase Certificates under the Contracts. Certificates will be issued to the employer. For a non-governmental Section 457 plan, all account values will generally be subject to the claims of the employer's creditors and the employee has no rights or vested interest in the Contract or Certificate. The employee is only entitled to payment in accordance with the Section 457 plan provisions, and depending on the terms of the particular plan, the employer may be entitled to draw on deferred amounts for purposes unrelated to its Section 457 plan obligations. Present federal income tax law does not allow tax-free transfers or rollovers for amounts accumulated in a Section 457 plan except for transfers to other Section 457 plans in certain limited cases. In general, all amounts received under a
Section 457 plan are taxable and are subject to federal income tax withholding as wages. An employer intending to use the Contracts in connection with a
Section 457 plan should seek competent tax and legal advice.


Restrictions under Qualified Contracts


For qualified plans under Sections 401(a), 403(a), 403(b), and 457, the Internal Revenue Code requires that distributions generally must commence no later than April 1 of the calendar year following the calendar year in which the participant (or qualified plan participant)(i) reaches age 70 1/2 or (ii) if later, retires, and must be made in a specified form or manner. If the qualified plan participant is a "5 percent owner" (as defined in the Internal Revenue
Code), distributions generally must begin no later than April 1 of the calendar year following the calendar year in which the participant (or qualified plan participant) reaches age 70 1/2. For IRAs described in Section 408, distributions generally must commence no later than April 1 of the calendar year following the calendar year in which the participant (or qualified plan participant) reaches age 70 1/2.


Other restrictions with respect to the election, commencement, or distribution of benefits may apply under qualified contracts or under the terms of the plans in respect of which qualified contracts are issued.

                                 PREMIUM TAXES

Various states, municipalities and jurisdictions impose a premium tax on annuity premiums when they are received by an insurance company. In other jurisdictions, a premium tax is paid on the contract value on the annuity date.

Merrill Lynch Life will pay these taxes when due, and a charge for any premium taxes imposed by a state, local government or jurisdiction will be deducted from the contract value on the annuity date. In those jurisdictions that do not allow an insurance company to reduce its current taxable premium income by the amount of any withdrawal, surrender or death benefit paid, Merrill Lynch Life will also deduct a charge for these taxes on any withdrawal, surrender or death benefit effected under a Certificate. Premium tax rates vary from jurisdiction to jurisdiction and currently range from 0% to 5%.

Premium tax rates are subject to change by law, administrative interpretations, or court decisions. Premium tax amounts will depend on, among other things, the participant's state or jurisdiction of residence, Merrill Lynch Life's status within that state or jurisdiction, and the premium tax laws of that state or jurisdiction.

           EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974 PROVISIONS

The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes fiduciary, prohibited transaction and other requirements with respect to employee benefit plans to which it applies. In certain circumstances these requirements may be applicable to the management of an insurance company account. Merrill Lynch Life believes that the account established for the Contracts is a guaranteed contract separate account within the meaning of Prohibited Transaction Class Exemption 81-82 and that assets attributed to the account will not be treated as "plan assets" under regulations promulgated by the Department of Labor. Prior to purchasing a Contract or Certificate, however, the fiduciary responsible for investments of a plan subject to ERISA should become fully informed regarding the relevant terms of the Contract, including the market value adjustment and withdrawal charge, and should take account of the anticipated liquidity needs of the plan in determining whether to purchase the Contract or Certificate.

          MORE INFORMATION ABOUT MERRILL LYNCH LIFE INSURANCE COMPANY

A.  HISTORY AND BUSINESS


Merrill Lynch Life is engaged in the sale of life insurance and annuity products. Merrill Lynch Life was incorporated under the laws of the State of Washington on January 27, 1986 by Family Life Insurance Company ("Family Life") which at the time was an indirect wholly owned subsidiary of Merrill Lynch. During 1986 and 1987 its insurance activities were limited as Merrill Lynch Life sought to obtain licenses from various jurisdictions to conduct life insurance and annuity business. Merrill Lynch Life commenced the public sale of insurance products in 1988. The products introduced during 1988 consisted of single premium and flexible premium annuity contracts.


Effective December 28, 1990, Merrill Lynch Life entered into an indemnity reinsurance agreement with Family Life (the "Family Life agreement"), whereby Merrill Lynch Life agreed to indemnify Family Life for all of its liabilities under life insurance and annuity contracts issued by it and distributed by MLPF&S. As a result of the Family Life agreement, Merrill Lynch Life received from Family Life $2,361,197,000, representing the value of the statutory reserve liabilities attributable to such contracts, excluding variable annuity contracts, less a ceding commission payable to Family Life. In March of 1991, Family Life and Merrill Lynch Life entered into an assumption reinsurance agreement. Under the terms of the assumption reinsurance agreement, as state regulatory approvals are obtained, these contracts become direct contract owner obligations of Merrill Lynch Life. At various dates during 1991, Merrill Lynch Life and two affiliates, Tandem Insurance Group, Inc. ("Tandem") and Royal Tandem Life Insurance Company (now named ML Life Insurance Company of New York), assumption reinsured substantially all of the contracts under the Family Life agreement. Merrill Lynch Life transferred to the two affiliates assets approximately equal to the statutory reserve liabilities attributable to the contracts assumption reinsured by them. Contracts not assumed remain subject to the Family Life agreement, and Merrill Lynch Life is responsible for the servicing of these contracts. Those contracts assumed by Tandem subsequently became contracts of Merrill Lynch Life as a result of the merger of Tandem with and into Merrill Lynch Life, as described below.

On June 12, 1991, Family Life was sold to Financial Industries Corporation, and contemporaneously Merrill Lynch Life became a direct wholly owned subsidiary of Merrill Lynch Insurance Group, Inc. ("MLIG"), an indirect wholly owned subsidiary of Merrill Lynch.

On August 30, 1991, Merrill Lynch Life redomesticated from the State of Washington to the State of Arkansas and is subject to primary regulation by the Arkansas Insurance Department.

On October 1, 1991, Tandem, an affiliate of Merrill Lynch Life, was merged with and into Merrill Lynch Life. Tandem, which at the time of its organization in 1952 was named Cornbelt Insurance Company, had various names and was under various ownership until 1986. Tandem became a wholly owned subsidiary of Tandem Financial Group, Inc. ("TFG"), a joint venture between Merrill Lynch and The Equitable Life Assurance Society of the United States ("the Equitable"), on July 31, 1986, and in October 1989, Merrill Lynch purchased the remaining interest in TFG from the Equitable and became its sole shareholder. At that time, TFG and Tandem became indirect wholly owned subsidiaries of Merrill Lynch. On September 6, 1990, TFG changed its name to Merrill Lynch Insurance Group, Inc.

On December 31, 1990, pursuant to an indemnity reinsurance and assumption agreement entered into on November 14, 1990 by Tandem and Royal Tandem Life Insurance Company, Tandem and Royal Tandem Life Insurance Company reinsured on a 100% indemnity basis all variable life insurance policies ("reinsured policies") issued by Monarch Life Insurance Company ("Monarch Life") and sold through an affiliate of MLPF&S. As a result, Tandem became obligated to reimburse Monarch Life for its net amount at risk with regard to the reinsured policies. In connection with the indemnity reinsurance agreement, assets of approximately $553 million supporting general account reserves were transferred from Monarch Life to Tandem.

On various dates during 1991, Tandem and Royal Tandem Life Insurance Company assumed the reinsured policies, wherever permitted by appropriate regulatory authorities, replacing Monarch Life. In connection with the assumption, separate account assets and reserves associated with the reinsured policies of approximately $2,625 million were transferred to Tandem. The aggregate face amount of the reinsured policies assumed by Tandem was approximately $6,200 million.

Information pertaining to contract owner deposits, contract owner account balances, and capital contributions can be found in Merrill Lynch Life's financial statements which are contained herein.


Merrill Lynch Life is currently licensed in 49 states, the District of Columbia, the Virgin Islands, and Guam. During 1997, life insurance and annuity sales were made in all states Merrill Lynch Life was licensed in, with the largest concentration in Florida, 16%, California, 11%, and Texas, 10%, as measured by total contract owner deposits.



Merrill Lynch Life's insurance products are sold primarily by licensed agents affiliated with MLLA. Insurance sales are made by career life insurance agents whose sole responsibility is the sale and servicing of insurance and by Financial Consultants of MLPF&S who are also licensed as insurance agents. At December 31, 1997, approximately 12,233 agents affiliated with MLLA were authorized to act for Merrill Lynch Life.

B.  SELECTED FINANCIAL DATA

The following selected financial data for Merrill Lynch Life should be read in conjunction with the financial statements and notes thereto included in this Prospectus.


                                                              SELECTED FINANCIAL DATA
                                                        FOR THE PERIODS ENDED DECEMBER 31,
                                        -------------------------------------------------------------------
                                           1997          1996          1995          1994          1993
                                           ----          ----          ----          ----          ----
                                                                  (IN THOUSANDS)
Net Investment Income.................  $   308,702   $   336,661   $   376,166   $   433,536   $   586,461
Earnings Before Federal Income Tax....  $   121,179   $   117,279   $   118,785   $    89,883   $    72,775
Net Earnings..........................  $    80,735   $    79,387   $    76,482   $    66,005   $    47,860
Total Assets..........................  $14,053,581   $12,737,493   $12,402,003   $11,604,074   $12,249,577
Stockholder's Equity..................  $   448,054   $   489,820   $   596,837   $   559,571   $   687,055



C. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



This Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Financial Statements and Notes to Financial Statements included herein.



Business Environment



Merrill Lynch Life conducts its business in the life insurance and annuity markets of the financial services industry. These markets are faced with an increased strengthening of the regulatory environment with particular emphasis on company solvency and sales practice monitoring. The legal barriers which have historically segregated many of the markets in the financial services industry are being challenged through both legislative and judicial processes. The distribution channels for life insurance and annuity products are diversifying and now include banks, full service and discount securities brokers, financial planners and the internet.



During the third quarter 1997, Congress passed the Taxpayer Relief Act of 1997 (the "Act"). Significant provisions of the Act include a reduction in the long-term capital gains tax rate, a phased-in increase of the estate tax exemption and the creation of new non-deductible Individual Retirement Accounts. The effect of this new legislation improves the competitiveness of other non-insurance products particularly in the individual retirement market; however, its impact on insurance sales during 1997 was minimal.



Demographically, the population is aging, which favors life insurance and annuity products. In particular, management anticipates that markets will expand for estate planning products and annuities, albeit in a more competitive environment. However, changes in tax laws that are currently being debated by Congress and the President of the United States may reduce or eliminate the tax advantages of certain of these products, resulting in either their reduced marketability or their obsolescence.



Summary



Merrill Lynch Life sells variable and interest-sensitive life insurance and annuity products through Merrill Lynch's retail network of Financial Consultants. Merrill Lynch Life competes for Merrill Lynch's clients' life insurance and annuity business with non-affiliated insurers whose products are also sold through Merrill Lynch's retail network ("non-proprietary products"), and with insurers who solicit this business directly. The product lines which Merrill Lynch Life offers are focused in the highly competitive market segments of retirement and estate planning. Merrill Lynch Life competes in these market segments by integrating its products into Merrill Lynch's planning-based financial management program.



Merrill Lynch Life's financial management is based on conservative investment and liability management and regular monitoring of its risk profile. Merrill Lynch Life also seeks to provide superior customer service and financial management to promote the competitiveness of its products. Merrill Lynch Life's customer service centers have established standards of performance that are monitored on a regular basis. Managers and employees in the customer service centers are periodically evaluated based on their performance in meeting these standards.



Merrill Lynch Life has strategically placed its marketing emphasis on the sale of variable annuities, modified guaranteed annuities and variable life insurance products. These products are designed to address the retirement and estate planning needs of Merrill Lynch's clients. The variable annuity products provide tax deferred savings with the opportunity for diversified investing in a wide selection of underlying mutual fund portfolios. The modified guaranteed annuity product provides a guaranteed fixed interest-crediting rate for a period selected by the contract owner, but imposes a market value adjustment for withdrawals prior to the expiration of the guarantee period. Merrill Lynch Life offers two primary types of variable life insurance. Both types allow the policyholder to allocate the cash value of the policy to underlying diversified mutual fund portfolios. The first type of variable life insurance product provides life insurance protection with the potential for maximum cash value accumulation in accordance with federal income tax requirements. The second type of variable life insurance product adopts a universal life design and is primarily utilized in clients' estate planning strategies. The following table summarizes Merrill Lynch Life's sales activity for the three years ending December 31, 1997:



                                                     PREMIUMS COLLECTED             % CHANGE
                                                    --------------------    -------------------------
                                                     1997    1996   1995    1997 - 1996   1996 - 1995
                                                     ----    ----   ----    -----------   -----------
                                                       (IN MILLIONS)
Variable Annuities:
     New Premium..................................  $  948   $407   $359        133%           13%
     Internal Tax Free Exchange...................      92    105    137        (12)%         (23)%
                                                    ------   ----   ----        ---           ---
                                                     1,040    512    496        103%            3%
                                                    ------   ----   ----        ---           ---
Modified Guaranteed Annuities:
     New Premium..................................      21     30    114        (30)%         (74)%
     Internal Tax Free Exchange...................      11     27    140        (59)%         (81)%
                                                    ------   ----   ----        ---           ---
                                                        32     57    254        (43)%         (78)%
                                                    ------   ----   ----        ---           ---
Variable Life Insurance:
     Cash Value Accumulation......................      74     54     47         37%           15%
     Estate Planning..............................      45     30     22         50%           36%
                                                    ------   ----   ----        ---           ---
                                                       119     84     69         42%           22%
                                                    ------   ----   ----        ---           ---
Other.............................................      15     21     25        (29)%         (15)%
                                                    ------   ----   ----        ---           ---
          Total Premiums..........................  $1,206   $674   $844         79%          (20)%
                                                    ======   ====   ====        ===           ===
New Premium.......................................  $1,103   $542   $567        104%           (4)%
Internal Tax Free Exchange........................     103    132    277        (22)%         (52)%
                                                    ------   ----   ----        ---           ---
          Total Premiums..........................  $1,206   $674   $844         79%          (20)%
                                                    ======   ====   ====        ===           ===



During 1997, Merrill Lynch Life's total sales volume increased significantly. New premiums for all products increased by 104% as compared to a 4% decline during 1996. The 1997 increase was attributable to sales of variable life and annuity products, partially offset by a reduction in new modified guaranteed annuity premium and the anticipated reduction in internal tax free exchanges of fixed rate annuity contracts.



Variable annuity sales increased by 133% during 1997 as compared to 1996. This compares to a 13% increase in variable annuity sales during 1996 as compared to 1995. Management attributes the increase in variable annuity sales to enhanced sales efforts related to the December 1996 introduction of five new investment options managed by three unaffiliated investment advisors. A number of these mutual fund portfolios generally have aggressive growth investment objectives and complement the underlying portfolios managed by Merrill

Lynch Asset Management, L.P. ("MLAM"), an indirect subsidiary of Merrill Lynch. To further complement the existing investment options, Merrill Lynch Life also introduced an index fund managed by MLAM.



In addition to the new investment options, management believes that the generally favorable equity markets over the past three years has also contributed to the increase in sales of the variable annuity products. During 1997, 1996 and 1995, the Standard & Poor's 500 Composite Stock Price Index has risen 31%, 20% and 34%, respectively.



During 1996, Merrill Lynch began offering to Merrill Lynch Life variable annuity contract owners an asset allocation service. An investment advisor allocates the participating contract owner's account value among the available underlying mutual fund portfolios based on the contract owner's investment objectives and risk tolerance. Merrill Lynch Life does not receive any financial remuneration from Merrill Lynch for this service; however, management believes that its availability has had a positive effect on variable annuity sales volume.



As previously stated, one of Merrill Lynch Life's core goals is to provide superior customer service to its clients. As evidence of progression towards this goal Merrill Lynch Life received the 1997 DALBAR Annuity Service Award for its Retirement Plus variable annuity.



During 1997, Merrill Lynch continued offering for sale several non-proprietary variable annuity products. Merrill Lynch Life's market share of variable annuity sales within the Merrill Lynch distribution system was 48%, 38% and 53% for 1997, 1996 and 1995, respectively.



Variable life sales as measured by premiums increased 42% during 1997 as compared to 1996 and 22% during 1996 as compared to 1995. Management attributes this increase to three factors. The first factor is Merrill Lynch's planning-based financial management program for individual investors. Approximately 64% of all financial plans completed contained a recommendation that the purchase of life insurance may resolve an identified need. The implementation of these recommendations has, in management's view, contributed to the growth in variable life premiums. The second factor is the generally favorable equity markets over the past three years. The third factor is the addition of the new investment options, described above, which were made available to variable life contracts during 1997.



Modified guaranteed annuity sales decreased 30% during 1997 as compared to 1996 and 74% during 1996 as compared to 1995. Sales volume of the modified guaranteed annuity product is reflective of the current interest rate environment and will generally increase and decrease in a direct relationship with the increase and decrease in interest rates. Sales of this product during the three years ending December 31, 1997, were concentrated during the first half of 1995, generally reflecting higher interest rates during this period.



During the third quarter 1997, Merrill Lynch Life entered into an indemnity reinsurance agreement with an unaffiliated insurer whereby Merrill Lynch Life coinsures, on a modified coinsurance basis, 50% of the unaffiliated insurer's variable annuity premiums sold through the Merrill Lynch distribution system. The agreement was effective January 1, 1997. Merrill Lynch Life's quota share of variable annuity premiums related to this agreement was $35 million.



During 1997, Merrill Lynch Life adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 defines comprehensive income as all non-owner changes in equity during a period. Comprehensive income is reported in the Statements of Comprehensive Income and is comprised of net earnings, as reported in the Statement of Net Earnings, and other comprehensive income. Other comprehensive income is all other non-owner changes in equity excluding net earnings. Specifically, this includes the period to period change in net unrealized gains (losses) on investment securities and the related adjustments to deferred policy acquisition costs, policyholders' liabilities and deferred income taxes. An explanation of the changes in other comprehensive income for the years ended 1997 and 1996 is included herein, following the discussion of Merrill Lynch Life's results of operations.

Financial Condition



At December 31, 1997, Merrill Lynch Life's assets were $14.1 billion, or $1.4 billion higher than the $12.7 billion in assets at December 31, 1996. The increase in assets is attributable to increases in separate account assets. During 1997, separate account assets increased $1.5 billion (or 20%) to $9.1 billion. The increase is attributable to two factors. First, the separate accounts benefited from strong underlying fund performance associated with the generally rising equity markets. During 1997, the separate accounts increased $1.1 billion due to price appreciation in the underlying funds supporting the variable products. Second, net cash inflow to the variable products contributed $478 million to the growth in separate account assets. Partially offsetting these increases was a $10 million repayment of the general account's seed money investment in the separate account.



General account assets decreased $218 million primarily due to the declining number of fixed-rate contracts in-force and the $135 million dividend payment to MLIG.



As a result of significantly increased sales volume during 1997, Merrill Lynch Life experienced deposits that exceeded contract owner withdrawals. Deposits for 1997 were $1.1 billion compared to withdrawals of $953 million, resulting in a net cash inflow from contract owner activity of $149 million.



During 1997, Merrill Lynch Life continued to concentrate its marketing emphasis on the sale of variable products, resulting in the migration of assets from the general account to the separate accounts. As of December 31, 1997 and 1996, Merrill Lynch Life's percentage of separate accounts assets to total assets was 65% and 60%, respectively. Merrill Lynch Life anticipates that the percentage of separate accounts assets to total assets will continue to increase.



Merrill Lynch Life maintains a conservative general account investment portfolio. Merrill Lynch Life's investment in equity securities and real estate are significantly below the industry average. The following schedule identifies Merrill Lynch Life's general account invested assets by type:



Investment Grade Fixed Maturity Securities..................   67%
Policy Loans................................................   26%
Non-Investment Grade Fixed Maturity Securities..............    4%
Equity Securities...........................................    2%
Real Estate.................................................    1%
                                                              ---
                                                              100%
                                                              ===



Merrill Lynch Life's investment in collateralized mortgage obligations ("CMO") and mortgage backed securities ("MBS") had a carrying value of $351 million as of December 31, 1997. At December 31, 1997, approximately 70% of Merrill Lynch Life's CMO and MBS holdings were fully collateralized by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. Merrill Lynch Life held at December 31, 1997 approximately $52 million of CMO and MBS securities which had relatively higher projected cash flow volatility in changing interest rate environments as compared to the Company's CMO and MBS investment portfolio taken as a whole. CMO and MBS securities are structured to allow the investor to determine, within certain limits, the amount of interest rate risk, prepayment risk and default risk that the investor is willing to accept. It is this level of risk that determines the degree to which the yields on CMO and MBS securities will exceed the yields that can be obtained from similarly rated corporate securities.



During 1997, Merrill Lynch Life foreclosed on one mortgage loan with an outstanding principal balance of $19 million and a carrying value of $8 million. The carrying value approximates the fair value of this property. All other mortgage loans were repaid during 1997. Merrill Lynch Life recorded $6.3 million of realized investment gains due to the release of all remaining investment reserves on mortgage loans.



During 1997, Merrill Lynch Life sold two real estate properties with a carrying value of $4.3 million for a realized loss of $0.6 million. Additionally, the carrying value of real estate was reduced by $3.6 million to approximate the fair value of the properties.

As of December 31, 1997, Merrill Lynch Life had 58,117 life insurance and annuity contracts in-force with interest rate guarantees. The estimated average rate of interest credited on behalf of contract owners was 5.06% during 1997. The liabilities related to insurance contracts with interest rate guarantees were supported by invested assets with an estimated effective yield of 7.03% during 1997.



During 1991, and to a lesser extent 1992, there were certain highly publicized life insurance insolvencies. Merrill Lynch Life has utilized public information to estimate what future assessments it will incur as a result of these insolvencies. At December 31, 1997 and 1996, Merrill Lynch Life had accrued an estimated liability for future guaranty fund assessments of $15 million and $19 million, respectively. Merrill Lynch Life regularly monitors public information regarding insurer insolvencies and adjusts its estimated liability as appropriate.



Liquidity and Capital Resources



Merrill Lynch Life's liquidity requirements include the payment of sales commissions and other underwriting expenses and the funding of its contractual obligations for the life insurance and annuity contracts it has in-force. Merrill Lynch Life has developed and utilizes a cash flow projection system and regularly performs asset/liability duration matching in the management of its asset and liability portfolios. Merrill Lynch Life anticipates funding all its cash requirements utilizing cash from operations, normal investment maturities and anticipated calls and repayments, consistent with prior years. As of December 31, 1997, Merrill Lynch Life's assets included $2.6 billion of cash, short-term investments and investment grade publicly traded fixed maturity securities that could be liquidated if funds were required.



In order to continue to market life insurance and annuity products, Merrill Lynch Life must meet or exceed the statutory capital and surplus requirements of the insurance departments of the states in which it conducts business. Statutory accounting practices differ from generally accepted accounting principles ("GAAP") in two major respects. First, under statutory accounting practices, the acquisition costs of new business are charged to expense, while under GAAP they are amortized over a period of time. Second, under statutory accounting practices, the required additions to statutory reserves for new business in some cases may initially exceed the statutory revenues attributable to such business. These practices result in a reduction of statutory income and surplus at the time of recording new business.



The National Association of Insurance Commissioners utilizes the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital that a life insurance company should have based upon that company's risk profile. As of December 31, 1997 and 1996, based on the RBC formula, Merrill Lynch Life's total adjusted capital level was well in excess of the minimum amount of capital required to avoid regulatory action.



Merrill Lynch Life has developed a comprehensive capital management plan that will continue to provide appropriate levels of capital for the risks which Merrill Lynch Life assumes, but will allow Merrill Lynch Life to reduce its absolute level of surplus. In implementing this plan, Merrill Lynch Life paid dividends to MLIG of $135 million, $175 million and $100 million during 1997, 1996 and 1995, respectively.



Merrill Lynch Life believes that it will be able to fund the capital and surplus requirements of projected new business from current statutory earnings and existing statutory capital and surplus. If sales of new business significantly exceed projections, Merrill Lynch Life may have to look to its parent and other affiliated companies to provide the capital or borrowings necessary to support its current marketing efforts. Merrill Lynch Life's future marketing efforts could be hampered should its parent and/or affiliates be unwilling to commit additional funding.



The modifications for Year 2000 systems compliance are proceeding according to plan and are expected to be completed in early 1999. Expenditures on Year 2000 systems compliance are not expected to have a material adverse impact on Merrill Lynch Life's financial position in future periods. However, the failure of Merrill Lynch Life's service providers to resolve their own processing issues in a timely manner could result in a material financial risk. Merrill Lynch Life is in the process of confirming that its service providers are adequately addressing Year 2000 issues. It is not anticipated at this time that contract owners will experience negative effects on their investment, or on the services provided in connection therewith, as a result of Year

2000 transition implementation. However, there cannot be complete assurance of success, or that interaction with other service providers will not impair Merrill Lynch Life's services at that time.



Comprehensive Income



Merrill Lynch Life recorded comprehensive income of $93 million and $68 million for 1997 and 1996, respectively. A discussion of the results of operations and changes in other comprehensive income follows:



Results of Operations



Merrill Lynch Life's gross earnings are principally derived from two sources:
(i) the net income from investment of fixed rate life insurance and annuity contract owner deposits less interest credited to contract owners, commonly known as spread, and (ii) the charges imposed on variable life insurance and variable annuity contracts. The costs associated with acquiring contract owner deposits are amortized over the period in which Merrill Lynch Life anticipates holding those funds. In addition, Merrill Lynch Life incurs expenses associated with the maintenance of in-force contracts.



1997 compared to 1996



Merrill Lynch Life recorded net earnings of $81 million and $79 million for 1997 and 1996, respectively.



Net investment income and interest credited to policyholders' account balances for 1997 as compared to 1996 have declined by approximately $28 million and $26 million, respectively, resulting in a $2 million reduction in interest spread. The reduction in net investment income is primarily attributable to the reduction in fixed rate contracts in-force and stockholder dividend payments. The reduction of interest credited to policyholders' account balances is primarily attributable to the reduction in fixed rate contracts in-force. Additionally, during 1997, certain policyholder reserves were determined to be in excess of amounts required, resulting in a $9 million reduction to interest credited.



Merrill Lynch Life experienced net realized investment gains of $13 million and $9 million during 1997 and 1996, respectively. Realized gains on mortgage loans increased $5.7 million partially offset by a $4.1 million increase in realized losses on real estate. Also, during 1997, Merrill Lynch Life recognized a $1.0 million gain on the disposition of its seed money investment in the separate account and $.7 million of gains on trading account securities.



Policy charge revenue increased $20 million (or 13%) during 1997 as compared to 1996. The increase in policy charge revenue is primarily attributable to the increase in policyholders' variable account balances. Asset based charges increased $20 million (or 22%) consistent with the growth in the separate account assets. Non-asset based charges were flat during 1997 as compared to 1996.



Policy benefits increased approximately $6 million during 1997 to $27 million. This increase was primarily attributable to mortality costs associated with Merrill Lynch Life's variable life products.



Reinsurance premium ceded increased $2 million to $18 million during 1997. This increase is attributable to the combined effect of the increasing age of policyholders and increased insurance in-force resulting from the strong equity markets.



Amortization of deferred policy acquisition costs increased $10 million during 1997 as compared to 1996. This increase is primarily attributable to revised future gross profit assumptions associated with management's decision to pay trail commissions on certain in-force life insurance contracts during the first quarter 1997.



Insurance expenses and taxes increased $2 million during 1997 as compared to 1996. This is primarily attributable to an increase in non-capitalizable commission expense paid on in-force life and annuity contracts.



Merrill Lynch Life's effective federal income tax rate increased to 33% for 1997 from 32% for 1996 principally as a result of year to year differences in certain permanent adjustments.

Other Comprehensive Income



Merrill Lynch Life recorded other comprehensive income of $12 million during 1997 as compared to an $11 million loss during 1996.



Other comprehensive income is impacted by the change in net unrealized holding gains (losses) on investment securities and the related adjustments to deferred policy acquisition costs, policyholders' liabilities and deferred income taxes. Generally, the most significant factor that impacts net unrealized holding gains (losses) on investment securities is changes in interest rates. At December 31, 1997, interest rates had decreased by approximately 56 basis points from December 31, 1996. This compares to the approximately 79 basis point increase in interest rates from December 31, 1995 to December 31, 1996. Net unrealized holding gains (losses) have an inverse relationship to changes in interest rates.



1996 compared to 1995



Merrill Lynch Life recorded net earnings of $79 million and $76 million for 1996 and 1995, respectively.



Net investment income and interest credited to policyholders' account balances for 1996 as compared to 1995 have declined by approximately $40 million and $27 million, respectively, resulting in a $13 million reduction in interest spread. The reductions in net investment income and interest spread are primarily attributable to the reduction in fixed rate contracts in-force and stockholder dividend payments. The reduction of interest credited to policyholders' account balances is primarily attributable to the reduction in fixed rate contracts in-force.



Merrill Lynch Life experienced net realized investment gains of $9 million and $5 million during 1996 and 1995, respectively. The change in realized investment gains is primarily attributable to an increase in sales in the investment portfolio supporting the modified guaranteed annuity product to fund an increase in surrender activity of the product and to normal sales activity from the available for sale portfolios.



Policy charge revenue increased approximately $17 million during 1996 as compared to 1995. This increase is primarily attributable to an increase in the average variable annuity contract holders' account balances during 1996 as compared to 1995.



Policy benefits increased approximately $2 million during 1996 to $21 million. This increase was primarily attributable to mortality costs associated with Merrill Lynch Life's variable life product.



Reinsurance premium ceded increased $2 million to $16 million during 1996. This increase is attributable to the combined effect of the increasing age of policyholders and increased insurance in-force resulting from the strong equity markets.



Amortization of deferred policy acquisition costs increased $3 million during 1996 as compared to 1995. This change is primarily attributable to the period to period difference in amortization associated with the retrospective adjustment of deferred policy acquisition costs as a result of revising the assumptions of estimated future gross profits of certain life and annuity products.



Insurance expenses and taxes increased $3 million during 1996 to $47 million. Approximately $2 million of the increase was attributable to a reduction in the amount of expenses which were capitalized reflecting the decline in sales volume of Merrill Lynch Life's annuity products. Additionally, the increase in the variable annuity products policyholders' account balances resulted in a $1 million increase in asset based commissions during 1996 as compared to 1995. Total general operating expenses increased $1 million during 1996 to $38 million as compared to 1995 as a result of normal increases in operating expenses and product development initiatives.



Merrill Lynch Life's effective federal income tax rate decreased from 36% for 1995 to 32% for 1996 principally as a result of year to year differences in certain permanent adjustments.

Other Comprehensive Income



Merrill Lynch Life recorded an $11 million decrease in other comprehensive income during 1996 as compared to a $61 million increase during 1995.



Other comprehensive income is impacted by the change in net unrealized holding gains (losses) on investment securities and the related adjustments to deferred policy acquisition costs, policyholder liabilities and deferred income taxes. Generally, the most significant factor that impacts net unrealized holding gains (losses) on investment securities is changes in interest rates. At December 31, 1996, interest rates had increased by approximately 79 basis points from December 31, 1995. This compares to the approximately 200 basis point decrease in interest rates from December 31, 1994 to December 31, 1995. Net unrealized holding gains (losses) have an inverse relationship to changes in interest rates.



Segment Information



Merrill Lynch Life's operations consist of one business segment, which is the sale of life insurance and annuity products. Merrill Lynch Life is not dependent upon any single customer, and no single customer accounted for more than 10% of its revenues during 1997.



Inflation



Merrill Lynch Life's operations have not been materially impacted by inflation and changing prices during the preceding three years.



D.  REINSURANCE


Portions of life insurance risks are reinsured with other companies. Merrill Lynch Life has reinsurance agreements with a number of other insurance companies for individual life insurance. The maximum retention on any one life is approximately $500,000.

E.  CONTRACT OWNER ACCOUNT BALANCES

Merrill Lynch Life records on its books liabilities for life insurance and annuity products which are equal to the full accumulation value of such contracts plus a mortality provision for certain of its products, which will be sufficient to meet Merrill Lynch Life's contract obligations at their maturities or in the event of a participant's death.

F.  INVESTMENTS

Merrill Lynch Life's assets must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred or common stocks, real estate mortgages, real estate and certain other investments. All of Merrill Lynch Life's assets, except for separate account assets supporting variable products, are available to meet its obligations under the Contracts.


Merrill Lynch Life makes investments in accordance with investment guidelines that take into account investment quality, liquidity and diversification, and invests assets supporting Contract guarantees primarily in investment grade fixed income assets such as mortgage-backed securities, collateralized mortgage obligations and corporate debentures. At December 31, 1997, invested assets supporting Contract guarantees consisted of $3,009 million of fixed maturity securities, $1,118 million of policy loans, $16 million of trading account securities, $74 million of equity securities, and $32 million of real estate.



At December 31, 1997, Merrill Lynch Life's assets included $2,584 million of cash, short-term investments, and investment grade publicly traded fixed maturity securities supporting Contract guarantees.

At December 31, 1997, approximately $1,080 million (approximately 36% of Merrill Lynch Life's general account portfolio of fixed maturity securities) was invested in securities rated BBB by Standard and Poor's (or similar rating agency). Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.



At December 31, 1997, approximately $163 million (5.4%) of Merrill Lynch Life's fixed maturity securities invested in securities considered non-investment grade. Merrill Lynch Life defines non-investment grade as unsecured corporate debt obligations which do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB or higher and are not guaranteed by an agency of the federal government. Non-investment grade securities are speculative and are subject to significantly greater risks related to the creditworthiness of the issuers and the liquidity of the market for such securities. Merrill Lynch Life carefully selects, and closely monitors, such investments.


G.  COMPETITION

Merrill Lynch Life is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 1,800 stock, mutual and other types of insurers in the life insurance business in the United States, a number of which are substantially larger than Merrill Lynch Life.

H.  CERTAIN AGREEMENTS

Investment Management Agreement


Merrill Lynch Life has entered into an investment management agreement with MLAM, a subsidiary of Merrill Lynch, pursuant to which MLAM provides investment management and related accounting services with respect to Merrill Lynch Life's publicly traded investments. Merrill Lynch Life pays a fee to MLAM for these services. Merrill Lynch Life paid reimbursements of $1.9 million, $2.3 million, and $2.6 million during the years ended December 31, 1997, 1996, and 1995, respectively, to MLAM for such services.


Service Agreement


Merrill Lynch Life and MLIG are parties to a service agreement pursuant to which MLIG has agreed to provide certain data processing, legal, actuarial, management, advertising and other services to Merrill Lynch Life. Expenses incurred by MLIG in relation to this service agreement are reimbursed by Merrill Lynch Life on an allocated cost basis. Charges billed to Merrill Lynch Life by MLIG pursuant to the agreement were $43.0 million, $44.5 million, and $43.0 million for the years ended December 31, 1997, 1996, and 1995, respectively.


General Agency Agreement


Merrill Lynch Life has entered into a general agency agreement with MLLA pursuant to which registered representatives of MLPF&S who are also Merrill Lynch Life's licensed insurance agents solicit applications for contracts issued by Merrill Lynch Life. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA by Merrill Lynch Life under the general agency agreement were $72.7 million, $42.6 million, and $44.0 million during the years ended December 31, 1997, 1996, and 1995, respectively. (See "Distribution of the Contracts" on page 16.)


I.  EMPLOYEES

Merrill Lynch Life has two employees in Little Rock, Arkansas, and the cost of their services is incurred by Merrill Lynch Life. Under its Management Services Agreement with MLIG, however, various management services are provided by MLIG, as described above under "Service Agreement". The cost of these services is allocated to Merrill Lynch Life.

Certain officers of Merrill Lynch Life also perform services for affiliates of Merrill Lynch Life, and their salaries are allocated among Merrill Lynch Life and such affiliates. (See "Directors and Executive Officers" on page 33.)

J.  PROPERTIES

Merrill Lynch Life's home office is located in Little Rock, Arkansas. In addition, personnel performing services for Merrill Lynch Life pursuant to its Management Services Agreement operate in MLIG office space. Merrill Lynch Insurance Group Services, Inc. ("MLIGS"), an affiliate of MLIG, owns office space in Jacksonville, Florida. MLIGS also leases certain office space in Springfield, Massachusetts from Picknelly Family Limited Partnership. MLIG occupies certain office space in Plainsboro, New Jersey through Merrill Lynch. An allocable share of the cost of each of these premises is paid by Merrill Lynch Life through the service agreement with MLIG.

K.  STATE REGULATION

Merrill Lynch Life is subject to the laws of the State of Arkansas governing insurance companies and to the regulations of the Arkansas Insurance Department (the "Insurance Department"). A detailed financial statement in the prescribed form (the "Annual Statement") is filed with the Insurance Department each year covering Merrill Lynch Life's operations for the preceding year and its financial condition as of the end of that year. Regulation by the Insurance Department includes periodic examination to determine contract liabilities and reserves so that the Insurance Department may certify that these items are correct. Merrill Lynch Life's books and accounts are subject to review by the Insurance Department at all times. A full examination of Merrill Lynch Life's operations is conducted periodically by the Insurance Department and under the auspices of the NAIC.

In addition, Merrill Lynch Life is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Merrill Lynch Life is required to file the Annual Statement with supervisory agencies in each of the jurisdictions in which it does business, and its operations and accounts are subject to examination by these agencies at regular intervals.

The NAIC has adopted several regulatory initiatives designed to improve the surveillance and financial analysis regarding the solvency of insurance companies in general. These initiatives include the development and implementation of a risk-based capital formula for determining adequate levels of capital and surplus. Insurance companies are required to calculate their risk-based capital in accordance with this formula and to include the results in their Annual Statement. It is anticipated that these standards will have no significant effect upon Merrill Lynch Life. For additional information about the Risk-Based Capital adequacy monitoring system and Merrill Lynch Life, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 28.

In addition, many states regulate affiliated groups of insurers, such as Merrill Lynch Life, and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of the transfers and payments in relation to the financial positions of the companies involved.

Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for contract owner losses incurred by other insurance companies which have become insolvent. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. For information regarding Merrill Lynch Life's estimated liability for future guaranty fund assessments, see Note 7 of Notes to Financial Statements.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of Merrill Lynch Life are subject to various federal securities laws and regulations. In addition, current and proposed federal measures which may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

                        DIRECTORS AND EXECUTIVE OFFICERS

Merrill Lynch Life's directors and executive officers and their positions with Merrill Lynch Life are as follows:


                     NAME (AGE)                                     POSITION(S) WITH MERRILL LYNCH LIFE
                     ----------                                     -----------------------------------
Anthony J. Vespa (56)................................      Chairman of the Board, President, and Chief Executive
                                                           Officer
Joseph E. Crowne, Jr. (51)...........................      Director, Senior Vice President, Chief Financial
                                                           Officer, Chief Actuary, and Treasurer
Barry G. Skolnick (46)...............................      Director, Senior Vice President, General Counsel, and
                                                           Secretary
David M. Dunford (49)................................      Director, Senior Vice President, and Chief Investment
                                                           Officer
Gail R. Farkas (46)..................................      Director and Senior Vice President
Robert J. Boucher (52)...............................      Senior Vice President, Variable Life Administration


Each director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and shall have qualified. Some directors have held various executive positions with insurance company subsidiaries of Merrill Lynch Life's indirect parent, Merrill Lynch. The principal positions of Merrill Lynch Life's directors and executive officers for the past five years are listed below:


Mr. Vespa joined Merrill Lynch Life in January 1994. Since February 1994, he has held the position of Senior Vice President of MLPF&S. From February 1991 to February 1994, he held the position of District Director and First Vice President of MLPF&S.



Mr. Crowne joined Merrill Lynch Life in June 1991.



Mr. Skolnick joined Merrill Lynch Life in November 1990. Since May 1992, he has held the position of Assistant General Counsel of Merrill Lynch and First Vice President of MLPF&S.


Mr. Dunford joined Merrill Lynch Life in July 1990.

Ms. Farkas joined Merrill Lynch Life in August 1995. Prior to August 1995, she held the position of Director of Market Planning of MLPF&S.


Mr. Boucher joined Merrill Lynch Life in May 1992.


No shares of Merrill Lynch Life are owned by any of its directors or executive officers, as it is a wholly owned subsidiary of MLIG. The directors and executive officers of Merrill Lynch Life, both individually and as a group, own less than one percent of the outstanding shares of common stock of Merrill Lynch.

EXECUTIVE COMPENSATION

Certain executive officers and directors of Merrill Lynch Life also perform services for affiliates of Merrill Lynch Life, and the salaries of all such individuals are allocated among Merrill Lynch Life and such affiliates.

                   COMPENSATION TABLES AND OTHER INFORMATION

The following tables set forth information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of Merrill Lynch Life.

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                 ANNUAL COMPENSATION                 AWARDS(1)
                                            ------------------------------    -----------------------
                                                                              RESTRICTED
                                                                                STOCK      SECURITIES
                                                                                AWARDS     UNDERLYING      ALL OTHER
       NAME AND PRINCIPAL POSITION            YEAR      SALARY    BONUS(1)    (2)(3)(4)     OPTIONS     COMPENSATION(5)
       ---------------------------          --------   --------   --------    ----------   ----------   ---------------
Anthony J. Vespa                              1997     $116,120   $577,546     $149,734       8,710         $21,098
Chairman of the Board, President and Chief    1996       99,165    411,012      113,257       5,535          13,962
Executive Officer                             1995       65,184    293,220       65,160       5,079           8,458

Joseph E. Crowne                              1997      110,295    202,208       35,846         699           6,622
Senior Vice President, Chief Actuary and      1996      114,480    202,248       34,344         561           3,504
Chief Financial Officer                       1995      113,100    165,503       28,275         735           5,468

David M. Dunford                              1997      161,525    251,056       63,687       1,237           9,697
Senior Vice President, Chief Investment       1996      161,875    211,825       50,436         823           7,758
Officer                                       1995      163,275    167,940       38,486         998           6,301

Robert J. Boucher                             1997       70,950    164,604       38,313         744           7,667
Senior Vice President, Variable Life          1996      118,625    266,669       60,997         992           7,959
Administration                                1995      117,750    211,850       42,390       1,102           6,361

Barry G. Skolnick                             1997      115,889    169,970       57,944       1,124          10,436
Senior Vice President, General Counsel        1996       91,414    137,122       44,075         718           6,976
                                              1995       88,270    115,430       45,832       1,188           5,775


---------------
(1) Awards were made in January or February of the succeeding fiscal year for performance in the year indicated.

(2) Awards were split equally between Restricted Shares and Restricted Units. All awards have been valued for this table using closing prices of Common Stock of Merrill Lynch on the Consolidated Transaction Reporting System on the dates of grant of such awards; the closing price on the last trading day prior to February 1, 1998, the effective date of the grant for performance in 1997, was $63.25. All Restricted Shares and Restricted Units vest three years following grant and the Restricted Shares are restricted from transferability for an additional two years after vesting. Restricted Shares are shares of Merrill Lynch Common Stock that convey to the holder all the rights of a stockholder except that they are restricted from being sold, transferred, or assigned for a period of time after they are granted. Restricted Units are similar to Restricted Shares but are payable in cash at the end of the three year vesting period and do not convey voting rights.


(3) During the applicable vesting and/or restricted periods, dividends are paid on Restricted Shares and dividend equivalents are paid on Restricted Units. Such dividends and dividend equivalents are equal in amount to the dividends paid on shares of Merrill Lynch Common Stock.


(4) The number and value of Restricted Shares and Restricted Units held by executive officers named in the table as of December 26, 1997 are as follows: Mr. Vespa (4,016 shares and 4,015 units--$544,092); Mr. Crowne (1,907 shares and 1,905 units--$258,275); Mr. Dunford (2,345 shares and 2,343 units--$317,668); Mr. Boucher (2,710 shares and 2,708 units--$367,090); and Mr. Skolnick (2,984 shares and 2,982 units--$404,200). These amounts do not include Restricted Shares and Restricted Units awarded in 1998 for performance in fiscal year 1997.


(5) Amounts shown for 1997 consist of the following: (i) contributions made in 1997 by Merrill Lynch Life to accounts of employees under the Merrill Lynch 401(k) Savings and Investment Plan (including, where applicable, cash payments made because of limitations imposed by the Internal Revenue
     Code)--Mr. Vespa ($917), Mr. Dunford ($1,385), Mr. Boucher ($851) and Mr. Skolnick ($1,159); and (ii) allocations made in 1997 by Merrill Lynch Life to accounts of employees under the defined contribution retirement program--Mr. Vespa ($20,181), Mr. Crowne ($6,622), Mr. Dunford ($8,313), Mr. Boucher ($6,816) and Mr. Skolnick ($9,277).


                       OPTION GRANTS IN LAST FISCAL YEAR


                                           NUMBER OF     % OF TOTAL
                                           SECURITIES     OPTIONS
                                           UNDERLYING    GRANTED TO      EXERCISE                   GRANT DATE
                                 FISCAL     OPTIONS     EMPLOYEES IN       PRICE       EXPIRATION    PRESENT
             NAME                YEAR(1)    GRANTED     FISCAL YEAR    ($ PER SHARE)    DATE(2)      VALUE(3)
             ----                -------   ----------   ------------   -------------   ----------   ----------
Anthony J. Vespa...............   1997       8,710          .08%          $62.00       1/26/2008     $174,378
Joseph E. Crowne...............   1997         699          .01%           62.00       1/26/2008       13,994
David M. Dunford...............   1997       1,237          .01%           62.00       1/26/2008       24,765
Robert J. Boucher..............   1997         744          .01%           62.00       1/26/2008       14,895
Barry G. Skolnick..............   1997       1,124          .01%           62.00       1/26/2008       22,503


---------------

(1) Includes awards made in January 1998 for performance in 1997. Awards made in January 1997 for performance in 1996 are excluded, which awards were reflected in Merrill Lynch Life's Prospectus for the Contracts dated May 1, 1997.


(2) All Stock Options are exercisable as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years, and 100% after five years.


(3) Valued using a modified Black-Scholes option pricing model. The exercise price of each Stock Option ($62.00) is equal to the average of the high and low prices on the Consolidated Transaction Reporting System of a share of Merrill Lynch Common Stock on January 26, 1998, the date of grant. The assumptions used for the variables in the model were: 28.03% volatility (which is the volatility of the Merrill Lynch Common Stock for the 36 months preceding grant); a 5.81% risk-free rate of return (which is the yield as of the date of grant on a U.S. Treasury Strip (zero-coupon bond) maturing in February 2008, as quoted in The Wall Street Journal); a 1.29% dividend yield (which was the dividend yield on the date of grant); and a 10-year option term (which is the term of the option when granted). A discount of 25% was applied to the option value yielded by the model to reflect the non-marketability of employee stock options. The actual gain that executives will realize on their Stock Options will depend on the future price of the Merrill Lynch Common Stock and cannot be accurately forecast by application of an option pricing model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                  OPTIONS                IN-THE-MONEY OPTIONS
                              SHARES                        AT FISCAL YEAR-END           AT FISCAL YEAR-END(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME              EXERCISE     REALIZED(2)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------    ------       --------       ------         ------        --------       --------
Anthony J. Vespa..........         0       $      0        7,477         24,640        $355,315       $902,556
Joseph E. Crowne..........         0              0        2,326          4,052         113,058        164,640
David M. Dunford..........    16,905        908,768        3,606          5,180         171,795        204,720
Robert J. Boucher.........     2,703        108,873            0          5,855               0        229,368
Barry G. Skolnick.........         0              0       12,029          6,206         604,293        257,577


---------------

(1) This valuation represents the difference between $67.75, the closing price on December 26, 1997 on the Consolidated Transaction Reporting System of a share of Merrill Lynch Common Stock, and the exercise price of these Stock Options.



(2) This valuation represents the difference between the average of the high and low price on the Consolidated Transaction Reporting System on the date of exercise of a share of Merrill Lynch Common Stock, and the exercise prices of the Stock Options exercised.


Directors of Merrill Lynch Life receive no compensation in addition to their compensation as officers of Merrill Lynch Life.

                               LEGAL PROCEEDINGS

There is no material pending litigation to which Merrill Lynch Life is a party or of which any of its property is the subject, and there are no legal proceedings contemplated by any governmental authorities against Merrill Lynch Life of which it has any knowledge.

                                 LEGAL MATTERS


The organization of Merrill Lynch Life, its authority to issue the Contracts, and the validity of the form of the Contracts have been passed upon by Barry G. Skolnick, Merrill Lynch Life's Senior Vice President and General Counsel. Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.


                                    EXPERTS


The financial statements of Merrill Lynch Life as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche LLP's principal business address is Two World Financial Center, New York, New York 10281-1433.


                             REGISTRATION STATEMENT

Registration statements have been filed with the Securities and Exchange Commission under the Securities Act of 1933 that relate to the Contract. This Prospectus does not contain all of the information in the registration statements as permitted by Securities and Exchange Commission regulations. The omitted information can be obtained from the Securities and Exchange Commission's principal office in Washington, D.C., upon payment of a prescribed fee.

INDEPENDENT AUDITORS' REPORT


The Board of Directors of
Merrill Lynch Life Insurance Company:

We have audited the accompanying balance sheets of Merrill Lynch Life Insurance Company (the "Company"), a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc., as of December 31, 1997 and 1996, and the related statements of earnings, comprehensive income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



February 23, 1998



MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1996
(Dollars in Thousands)


                                                                          1997                  1996
                                                                    --------------        --------------
ASSETS
------
INVESTMENTS:
 Fixed maturity securities, at estimated fair value
   (amortized cost: 1997 - $2,927,562; 1996 - $3,232,643)            $  3,008,608          $  3,301,588
 Equity securities, at estimated fair value
   (cost: 1997 - $72,599; 1996 - $32,988)                                  73,612                35,977
 Trading account securities, at estimated fair value                       15,625                     -
 Mortgage loans                                                                 -                70,503
 Real estate held-for-sale                                                 31,805                28,851
 Policy loans on insurance contracts                                    1,118,139             1,092,071
                                                                    --------------        --------------
  Total Investments                                                     4,247,789             4,528,990
                                                                    --------------        --------------

CASH AND CASH EQUIVALENTS                                                  86,388                94,991
ACCRUED INVESTMENT INCOME                                                  78,224                86,186
DEFERRED POLICY ACQUISITION COSTS                                         365,105               366,461
REINSURANCE RECEIVABLES                                                     1,617                 2,642
AFFILIATED RECEIVABLES - NET                                                  166                     -
RECEIVABLES FROM SECURITIES SOLD                                           75,820                     -
OTHER ASSETS                                                               49,353                42,861
SEPARATE ACCOUNTS ASSETS                                                9,149,119             7,615,362
                                                                    --------------        --------------
TOTAL ASSETS                                                         $ 14,053,581          $ 12,737,493
                                                                    ==============        ==============



See notes to financial statements.







                                                                          1997                 1996
                                                                    --------------        --------------
LIABILITIES AND STOCKHOLDER'S EQUITY
------------------------------------
LIABILITIES:
 POLICY LIABILITIES AND ACCRUALS:
   Policyholders' account balances                                   $  4,188,110          $  4,480,048
   Claims and claims settlement expenses                                   50,574                39,666
                                                                    --------------        --------------
          Total policy liabilities and accruals                         4,238,684             4,519,714

 OTHER POLICYHOLDER FUNDS                                                  27,160                19,420
 LIABILITY FOR GUARANTY FUND ASSESSMENTS                                   15,374                18,773
 FEDERAL INCOME TAXES - DEFERRED                                            1,183                 6,714
 FEDERAL INCOME TAXES - CURRENT                                            24,438                20,968
 AFFILIATED PAYABLES - NET                                                      -                 6,164
 PAYABLES FOR SECURITIES PURCHASED                                         95,135                13,483
 OTHER LIABILITIES                                                         54,434                37,243
 SEPARATE ACCOUNTS LIABILITIES                                          9,149,119             7,605,194
                                                                    --------------        --------------
          Total Liabilities                                            13,605,527            12,247,673
                                                                    --------------        --------------

STOCKHOLDER'S EQUITY:
 Common stock, $10 par value - 200,000 shares
   authorized, issued and outstanding                                       2,000                 2,000
 Additional paid-in capital                                               347,324               402,937
 Retained earnings                                                         80,735                79,387
 Accumulated other comprehensive income                                    17,995                 5,496
                                                                    --------------        --------------
          Total Stockholder's Equity                                      448,054               489,820
                                                                    --------------        --------------
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                           $ 14,053,581          $ 12,737,493
                                                                    ==============        ==============


MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF EARNINGS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Dollars in Thousands)


                                                                          1997                 1996                  1995
                                                                    --------------        --------------        --------------
REVENUES:
 Investment revenue:
   Net investment income                                             $    308,702          $    336,661          $    376,166
   Net realized investment gains                                           13,289                 8,862                 4,525
 Policy charge revenue                                                    178,933               158,829               141,722
                                                                    --------------        --------------        --------------
        Total Revenues                                                    500,924               504,352               522,413
                                                                    --------------        --------------        --------------

BENEFITS AND EXPENSES:
 Interest credited to policyholders' account balances                     209,542               235,255               261,760
 Market value adjustment expense                                            4,079                 6,071                 5,805
 Policy benefits (net of reinsurance recoveries: 1997 - $10,439;
    1996 - $8,317; 1995 - $6,482)                                          27,029                21,052                19,374
 Reinsurance premium ceded                                                 17,879                15,582                13,896
 Amortization of deferred policy acquisition costs                         72,111                62,036                58,669
 Insurance expenses and taxes                                              49,105                47,077                44,124
                                                                     -------------        --------------        --------------
        Total Benefits and Expenses                                       379,745               387,073               403,628
                                                                     -------------        --------------        --------------
               Earnings Before Federal Income Tax Provision               121,179               117,279               118,785
                                                                     -------------        --------------        --------------

FEDERAL INCOME TAX PROVISION (BENEFIT):
 Current                                                                   52,705                22,814                38,335
 Deferred                                                                 (12,261)               15,078                 3,968
                                                                    --------------        --------------        --------------
        Total Federal Income Tax Provision                                 40,444                37,892                42,303
                                                                    --------------        --------------        --------------

NET EARNINGS                                                         $     80,735          $     79,387          $     76,482
                                                                    ==============        ==============        ==============


See notes to financial statements.




MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Dollars in Thousands)


                                                                           1997                 1996                 1995
                                                                    --------------        --------------        --------------
NET EARNINGS                                                         $     80,735          $     79,387          $     76,482
                                                                    --------------        --------------        --------------

OTHER COMPREHENSIVE INCOME, NET OF TAX:

 Net unrealized gains (losses) on investment securities:
   Net unrealized holding gains (losses) arising during the period         22,347               (79,749)              310,981
   Reclassification adjustment for gains included in net earnings         (12,390)               (8,622)               (4,351)
                                                                    --------------        --------------        --------------

   Net unrealized gains (losses) on investment securities                   9,957               (88,371)              306,630

   Adjustments for:
     Policyholder liabilities                                              10,094                58,415              (123,856)
     Deferred policy acquisition costs                                       (822)               12,411               (89,261)

 Income tax (expense) benefit related to items of
   other comprehensive income                                              (6,730)                6,141               (32,729)
                                                                    --------------        --------------        --------------

 Other comprehensive income, net of tax                                    12,499               (11,404)               60,784
                                                                    --------------        --------------        --------------

COMPREHENSIVE INCOME                                                 $     93,234          $     67,983          $    137,266
                                                                    ==============        ==============        ==============


See notes to financial statements.



MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Dollars in Thousands)

                                                                                                     Accumulated
                                                                 Additional                             Other             Total
                                                 Common           paid-in           Retained        Comprehensive     stockholder's
                                                 stock            capital           earnings           Income             equity
                                             -------------     -------------     -------------     -------------      -------------
BALANCE, JANUARY 1, 1995                      $     2,000       $   535,450       $    66,005       $   (43,884)       $   559,571

 Dividend to Parent                                                 (33,995)          (66,005)                            (100,000)
 Net earnings                                                                          76,482                               76,482
 Other comprehensive income, net of tax                                                                  60,784             60,784
                                             -------------     -------------     -------------     -------------      -------------

BALANCE, DECEMBER 31, 1995                          2,000           501,455            76,482            16,900            596,837

 Dividend to Parent                                                 (98,518)          (76,482)                            (175,000)
 Net earnings                                                                          79,387                               79,387
 Other comprehensive income, net of tax                                                                 (11,404)           (11,404)
                                             -------------     -------------     -------------     -------------      -------------

BALANCE, DECEMBER 31, 1996                          2,000           402,937            79,387             5,496            489,820

 Dividend to Parent                                                 (55,613)          (79,387)                            (135,000)
 Net earnings                                                                          80,735                               80,735
 Other comprehensive income, net of tax                                                                  12,499             12,499
                                             -------------     -------------     -------------     -------------      -------------

BALANCE, DECEMBER 31, 1997                    $     2,000       $   347,324       $    80,735       $    17,995        $   448,054
                                             =============     =============     =============     =============      =============



See notes to financial statements.




MERRILL LYNCH LIFE INSURANCE COMPANY
(A wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Dollars in Thousands)


                                                                           1997                 1996                 1995
                                                                    --------------        --------------        --------------
OPERATING ACTIVITIES:
 Net earnings                                                        $     80,735          $     79,387          $     76,482
  Adjustments to reconcile net earnings to net cash and cash equivalents provided (used) by operating activities:
    Amortization of deferred policy acquisition costs                      72,111                62,036                58,669
    Capitalization of policy acquisition costs                            (71,577)              (43,668)              (54,014)
    Amortization, (accretion) and depreciation of investments              (4,672)               (4,836)               (6,763)
    Net realized investment gains                                         (13,289)               (8,862)               (4,525)
    Interest credited to policyholders' account balances                  209,542               235,255               261,760
    Provision (benefit) for deferred Federal income tax                   (12,261)               15,078                 3,968
    Changes in operating assets and liabilities:
      Accrued investment income                                             7,962                 5,756                 3,191
      Claims and claims settlement expenses                                10,908                 9,854                 3,635
      Federal income taxes - current                                        3,470                13,935                 4,759
      Other policyholder funds                                              7,740                 5,813                (7,614)
      Liability for guaranty fund assessments                              (3,399)               (2,371)               (3,630)
      Affiliated payables                                                  (6,330)                3,735                 5,542
    Policy loans on insurance contracts                                   (26,068)              (52,804)              (54,054)
    Trading account securities                                            (14,928)                    -                     -
    Other, net                                                             11,721                (2,393)              (12,280)
                                                                    --------------        --------------        --------------
            Net cash and cash equivalents provided
                by operating activities                                   251,665               315,915                275,126
                                                                    --------------        --------------        ---------------

INVESTING ACTIVITIES:
   Sales of available-for-sale securities                                 846,041               847,091                620,853
   Maturities of available-for-sale securities                            595,745               536,449                570,923
   Purchases of available-for-sale securities                          (1,156,222)             (956,840)              (816,564)
   Mortgage loans principal payments received                              68,864                22,789                 30,767
   Purchases of mortgage loans                                             (5,375)                    -                 (3,608)
   Sales of real estate held-for-sale                                       6,060                 5,407                  9,710
   Improvements to real estate held-for-sale                                    -                     -                   (683)
   Recapture of investment in Separate Accounts                            11,026                 8,829                  6,559
   Investment in Separate Accounts                                            (21)              (10,063)                  (377)
                                                                    --------------        --------------        ---------------
            Net cash and cash equivalents provided
                by investing activities                                   366,118               453,662                417,580
                                                                    --------------        --------------        ---------------





See notes to financial statements.                                 (Continued)


MERRILL LYNCH LIFE INSURANCE COMPANY
(a wholly-owned subsidiary of Merrill Lynch Insurance Group, Inc.)

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
(Concluded) (Dollars In Thousands)

                                                                           1997                 1996                 1995
                                                                    --------------        --------------        --------------
FINANCING ACTIVITIES:
   Dividends paid to parent                                          $   (135,000)         $   (175,000)         $   (100,000)
   Policyholders' account balances:
       Deposits                                                         1,101,934               542,062               567,430
       Withdrawals (including transfers to/from Separate Accounts)     (1,593,320)           (1,090,572)           (1,250,299)
                                                                    --------------        --------------        --------------
           Net cash and cash equivalents used
               by financing activities                                   (626,386)             (723,510)             (782,869)
                                                                    --------------        --------------        --------------

  NET INCREASE (DECREASE) IN CASH AND
    CASH EQUIVALENTS                                                       (8,603)               46,067               (90,163)

CASH AND CASH EQUIVALENTS
  Beginning of year                                                        94,991                48,924               139,087
                                                                    --------------         -------------         -------------
  End of year                                                        $     86,388           $    94,991           $    48,924
                                                                    ==============         =============         =============

Supplementary Disclosure of Cash Flow Information:
   Cash paid to affiliates for:
     Federal Federal iincome taxes                                   $     49,235          $      8,880          $     33,576
     Interest                                                                 842                   988                 1,310



See notes to financial statements.




MERRILL LYNCH LIFE INSURANCE COMPANY
(a wholly-owned subsidiary of Merrill Lynch Insurance
Group, Inc.)

NOTES TO FINANCIAL STATEMENTS
 (Dollars in Thousands)


 NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Reporting: Merrill Lynch Life Insurance Company (the
"Company") is a wholly-owned subsidiary of Merrill Lynch
Insurance Group, Inc. ("MLIG"). The Company is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc.
("Merrill Lynch & Co.").

The Company sells non-participating life insurance and annuity products which comprise one business segment. The primary products that the Company currently markets are variable life insurance, variable annuities, market value adjusted annuities, and immediate annuities. The Company is currently licensed to sell insurance in forty-nine states, the District of Columbia, the U.S. Virgin Islands and Guam. The Company markets its products solely through the retail network of Merrill Lynch, Pierce, Fenner & Smith, Incorporated ("MLPF&S"), a wholly-owned broker-dealer subsidiary of Merrill Lynch & Co.

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles and prevailing industry practices, both of which require management to make estimates that affect the reported amounts and disclosure of contingencies in the financial statements. Actual results could differ from those estimates.

Revenue Recognition: Revenues for the Company's interest-sensitive life, interest-sensitive annuity, variable life and variable annuity products consist of policy charges for the cost of insurance, deferred sales charges, policy administration charges and/or withdrawal charges assessed against policyholders' account balances during the period.

Policyholders' Account Balances: Liabilities for the Company's universal life type contracts, including its life insurance and annuity products, are equal to the full accumulation value of such contracts as of the valuation date plus deficiency reserves for certain products. Interest-crediting rates for the Company's fixed-rate products are as follows:

 Interest-sensitive life products           4.00% -  5.70%
 Interest-sensitive deferred annuities      3.55% -  8.77%
 Immediate annuities                        3.00% - 10.00%

These rates may be changed at the option of the Company, subject to minimum guarantees, after initial guaranteed rates expire.

Liabilities for unpaid claims equal the death benefit for those claims which have been reported to the Company and an estimate based upon prior experience for those claims which are unreported as of the valuation date.

Reinsurance: In the normal course of business, the Company seeks to limit its exposure to loss on any single insured life and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers under indemnity reinsurance agreements, primarily excess coverage and coinsurance agreements. The maximum amount of mortality risk retained by the Company is approximately $500 on a single life.

Indemnity reinsurance agreements do not relieve the Company from its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. The Company regularly evaluates the financial condition of its reinsurers so as to minimize its exposure to significant losses from reinsurer insolvencies. The Company holds collateral under reinsurance agreements in the form of letters of credit and funds withheld totaling $635 that can be drawn upon for delinquent reinsurance recoverables.

As of December 31, 1997, the Company had life insurance inforce that was ceded to other life insurance companies of $2,879,306.

The Company entered into an indemnity reinsurance agreement with an unaffiliated insurer whereby the Company coinsures, on a modified coinsurance basis, 50% of the unaffiliated insurer's variable annuity premiums sold through the Merrill Lynch & Co. distribution system. At December 31, 1997, the Company's quota share of variable annuity premiums related to this agreement was $35 million.

Deferred Policy Acquisition Costs: Policy acquisition costs for life and annuity contracts are deferred and amortized based on the estimated future gross profits for each group of contracts. These future gross profit estimates are subject to periodic evaluation by the Company, with necessary revisions applied against amortization to date. It is reasonably possible that estimates of future gross profits could be reduced in the future, resulting in a material reduction in the carrying amount of deferred policy acquisition costs.

Policy acquisition costs are principally commissions and a portion of certain other expenses relating to policy acquisition, underwriting and issuance, that are primarily related to and vary with the production of new business. Certain costs and expenses reported in the statements of earnings are net of amounts deferred. Policy acquisition costs can also arise from the acquisition or reinsurance of existing in-force policies from other insurers. These costs include ceding commissions and professional fees related to the reinsurance assumed. The deferred costs are amortized in proportion to the estimated future gross profits over the anticipated life of the acquired insurance contracts utilizing an interest methodology.

The Company has entered into an assumption reinsurance agreement with an unaffiliated insurer. The acquisition costs relating to this agreement are being amortized over a twenty-year period using an effective interest rate of 9.01%. This reinsurance agreement provides for payment of contingent ceding commissions based upon the persistency and mortality experience of the insurance contracts assumed. Any payments made for the contingent ceding commissions are capitalized and amortized using an identical methodology as that used for the initial acquisition costs. The following is a reconciliation of the acquisition costs related to the reinsurance agreement for the years ended December 31:

                         1997            1996            1995
                     ------------   ------------    ------------

Beginning balance     $  112,249     $  124,833      $  133,388
Capitalized  amounts       5,077          5,077          13,708
Interest accrued           9,653         10,669          11,620
Amortization             (24,727)       (28,330)        (33,883)
                     ------------   ------------    ------------
Ending balance        $  102,252     $  112,249      $  124,833
                     ============   ============    ============

The following table presents the expected amortization, net of interest accrued, of these deferred acquisition costs over the next five years. The amortization may be adjusted based on periodic evaluation of the expected gross profits on the reinsured policies.

                   1998      11,030
                   1999       9,927
                   2000       8,935
                   2001       8,041
                   2002       7,237

Investments: The Company's investments in debt and equity securities are classified as either available-for-sale or trading and are reported at estimated fair value. Unrealized gains and losses on available-for-sale securities are included in stockholder's equity, net of tax. Unrealized gains and losses on trading account securities are included in net realized investment gains. If a decline in value of a security is determined by management to be other-than-temporary, the carrying value is adjusted to the estimated fair value at the date of this determination and recorded as net realized investment gains (losses).

For fixed maturity securities, premiums are amortized to the earlier of the call or maturity date, discounts are accreted to the maturity date, and interest income is accrued daily. For equity securities, dividends are recognized on the ex-dividend date. Realized gains and losses on the sale or maturity of the investments are determined on the basis of specific identification.

Certain fixed maturity securities are considered non-investment grade. The Company defines non-investment grade fixed maturity securities as unsecured debt obligations that do not have a rating equivalent to Standard and Poor's (or similar rating agency) BBB- or higher.

During the first quarter 1997, the Company terminated its interest rate swap contracts that were carried at estimated fair value and recorded as a component of fixed maturity securities. Interest income and realized and unrealized gains and losses were recorded on the same basis as fixed maturity securities available-for-sale.

As of December 31, 1997, the Company had no mortgage loans outstanding. Mortgage loans were stated at unpaid principal balances, net of valuation allowances. Such valuation allowances were based on the decline in value expected to be realized on mortgage loans that may not be collectible in full. In establishing valuation allowances, management considered, among other things, the estimated fair value of the underlying collateral.

The Company recognized income from mortgage loans based on the cash payment interest rate of the loan, which may be different from the accrual interest rate of the loan for certain outstanding mortgage loans. The Company recognized a realized gain at the date of the satisfaction of the loan at contractual terms for loans where there was a difference between the cash payment interest rate and the accrual interest rate. For all loans the Company stopped accruing income when an interest payment default either occurred or was probable. Impairments of mortgage loans were established as valuation allowances and recorded to net realized investment gains or losses.

Real estate held-for-sale, is stated at estimated fair value less estimated selling costs.

Policy loans on insurance contracts are stated at unpaid principal balances.

Investments in limited partnerships are carried at cost.

Income Taxes: The results of operations of the Company are included in the consolidated Federal income tax return of Merrill Lynch & Co. The Company has entered into a tax-sharing agreement with Merrill Lynch & Co. whereby the Company will calculate its current tax provision based on its operations. Under the agreement, the Company periodically remits to Merrill Lynch & Co. its current Federal tax liability.

The Company uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. The effects of tax rate changes on future deferred tax liabilities and deferred tax assets, as well as other changes in income tax laws, are recognized in net earnings in the period such changes are enacted. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Insurance companies are generally subject to taxes on premiums and in substantially all states are exempt from state income taxes.

Separate Accounts: Separate Accounts are established in conformity with Arkansas State Insurance law, the Company's domiciliary state, and are generally not chargeable with liabilities that arise from any other business of the Company. Separate Accounts assets may be subject to general claims of the Company only to the extent the value of such assets exceeds Separate Accounts liabilities.

Assets and liabilities of Separate Accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of policyholders, are shown as separate captions in the balance sheets.

Statements of Comprehensive Income: During 1997, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS
No. 130"). SFAS No. 130 defines comprehensive income as all non-owner changes in equity during a period. Comprehensive income is reported in the Statements of Comprehensive Income included in the financial statements for the years ended
December 31, 1997, 1996 and 1995.

Statements of Cash Flows: For the purpose of reporting cash flows, cash and cash equivalents include cash on hand and on deposit and short-term investments with original maturities of three months or less.

Reclassifications: To facilitate comparisons with the current year, certain amounts in the prior years have been reclassified.

NOTE 2.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments are carried at fair value or amounts that approximate fair value. The carrying value of financial instruments as of December 31 were:

                                                                          1997                 1996
                                                                    --------------        --------------
  Assets:
   Fixed maturity securities:
    Securities (1)                                                   $  3,008,608          $  3,301,858
    Interest rate swaps (2)                                                     -                  (270)
                                                                    --------------         -------------
      Total fixed maturity securities                                   3,008,608             3,301,588
                                                                    --------------         -------------

   Equity securities (1)                                                   73,612                35,977
   Trading account securities (1)                                          15,625                     -
   Mortgage loans (3)                                                           -                70,503
   Policy loans on insurance contracts (4)                              1,118,139             1,092,071
   Cash and cash equivalents (5)                                           86,388                94,991
   Separate Accounts assets (6)                                         9,149,119             7,615,362
                                                                    --------------        --------------

Total financial instruments recorded as assets                       $ 13,451,491          $ 12,210,492
                                                                    ==============        ==============

 (1) For publicly traded securities, the estimated fair value is determined using quoted market prices. For securities without a readily ascertainable market value, the Company has determined an estimated fair value using a discounted cash flow model, including provision for credit risk, based upon the assumption that such securities will be held to maturity. Such estimated fair values do not necessarily represent the values for which these securities could have been sold at the dates of the balance sheets. At December 31, 1997 and 1996, securities without a readily ascertainable market value, having an amortized cost of $389,728 and $338,515, had an estimated fair value of $396,253 and $348,066, respectively.

 (2) Estimated fair values for the Company's interest rate swaps are based on a discounted cash flow model.

 (3) The estimated fair value of mortgage loans approximates the carrying value.

 (4) The Company estimates the fair value of policy loans as equal to the book value of the loans. Policy loans are fully collateralized by the account value of the associated insurance contracts, and the spread between the policy loan interest rate and the interest rate credited to the account value held as collateral is fixed.

 (5) The estimated fair value of cash and cash equivalents approximates the carrying value.

 (6) Assets held in Separate Accounts are carried at quoted market values.

NOTE 3.   INVESTMENTS

The amortized cost and estimated fair value of investments in fixed maturity securities and equity securities (excluding trading account securities) as of December 31 were:

                                                                          1997
                                             -------------------------------------------------------------------
                                                 Cost /            Gross            Gross            Estimated
                                               Amortized         Unrealized       Unrealized           Fair
                                                 Cost              Gains            Losses             Value
                                             -------------     -------------     -------------     -------------
  Fixed maturity securities:
   Corporate debt securities                  $ 2,412,171       $    73,318       $     6,963       $ 2,478,526
   Mortgage-backed securities                     339,015            12,320               224           351,111
   U.S. Government and agencies                   119,107             2,767               111           121,763
   Foreign governments                             36,585               198             1,125            35,658
   Municipals                                      20,684               866                 -            21,550
                                             -------------     -------------     -------------     -------------

      Total fixed maturity securities         $ 2,927,562       $    89,469       $     8,423       $ 3,008,608
                                             =============     =============     =============     =============

  Equity securities:
   Non-redeemable preferred stocks            $    67,845       $     1,187       $       185       $    68,847
   Common stocks                                    4,754                11                 -             4,765
                                             -------------     -------------     -------------     -------------

      Total equity securities                 $    72,599       $     1,198       $       185       $    73,612
                                             =============     =============     =============     =============


                                                                             1996
                                             -------------------------------------------------------------------
                                                  Cost /           Gross            Gross            Estimated
                                               Amortized        Unrealized        Unrealized           Fair
                                                  Cost             Gains            Losses            Value
                                             -------------     -------------     -------------     -------------
  Fixed maturity securities:
   Corporate debt securities                  $ 2,652,225       $    67,590       $    11,765       $ 2,708,050
   Mortgage-backed securities                     503,997            12,447             1,948           514,496
   U.S. Government and agencies                    54,386             2,303               158            56,531
   Foreign governments                             18,111               182               140            18,153
   Municipals                                       3,924               434                 -             4,358
                                             -------------     -------------     -------------     -------------

      Total fixed maturity securities         $ 3,232,643       $    82,956       $    14,011       $ 3,301,588
                                             =============     =============     =============     =============

  Equity securities:
   Non-redeemable preferred stocks            $    30,554       $     2,983       $        85       $    33,452
   Common stocks                                    2,434                91                 -             2,525
                                             -------------     -------------     -------------     -------------

      Total equity securities                 $    32,988       $     3,074       $        85       $    35,977
                                             =============     =============     =============     =============


The amortized cost and estimated fair value of fixed maturity securities at December 31, 1997 by contractual maturity were:

                                                                   Estimated
                                                  Amortized          Fair
                                                     Cost            Value
                                               -------------    --------------

  Fixed maturity securities:
   Due in one year or less                      $   224,663      $    225,887
   Due after one year through five years          1,343,383         1,380,248
   Due after five years through ten years           740,784           764,272
   Due after ten years                              279,717           287,090
                                               -------------    --------------
                                                  2,588,547         2,657,497
   Mortgage-backed securities                       339,015           351,111
                                               -------------    --------------

    Total fixed maturity securities             $ 2,927,562      $  3,008,608
                                               =============    ==============

Fixed maturity securities not due at a single maturity date have been included in the preceding table in the year of final maturity. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

The amortized cost and estimated fair value of fixed maturity securities at December 31, 1997 by rating agency equivalent were:

                                                                   Estimated
                                                  Amortized           Fair
                                                    Cost              Value
                                               -------------     -------------
 AAA                                            $   623,503       $   642,188
 AA                                                 169,805           172,454
 A                                                  926,398           950,610
 BBB                                              1,046,614         1,080,036
 Non-investment grade                               161,242           163,320
                                               -------------     -------------

   Total fixed maturity securities              $ 2,927,562       $ 3,008,608
                                               =============     =============

The Company has recorded certain adjustments to deferred policy acquisition costs and policyholders' account balances in connection with investments classified as available-for-sale. The Company adjusts those assets and liabilities as if the unrealized investment gains or losses from securities classified as available-for-sale had actually been realized, with corresponding credits or charges reported directly to stockholder's equity. The following reconciles the net unrealized investment gain on investment securities classified as available- for-sale as of December 31:

                                                                          1997                 1996
                                                                    --------------        --------------
 Assets:
  Fixed maturity securities                                          $     81,046          $     68,945
  Equity securities                                                         1,013                 2,989
  Deferred policy acquisition costs                                        (5,452)               (4,630)
  Separate Accounts assets                                                      -                   168
                                                                    --------------        --------------
                                                                           76,607                67,472
                                                                    --------------        --------------

 Liabilities:
  Policyholders' account balances                                          48,923                59,017
  Federal income taxes - deferred                                           9,689                 2,959
                                                                    --------------        --------------
                                                                           58,612                61,976
                                                                    --------------        --------------
 Stockholder's equity:
Net unrealized investment gain on investment securities              $     17,995          $      5,496
                                                                    ==============        ==============

During the third quarter 1997, the Company provided $15,000 initial funding for a trading portfolio, composed of convertible debt and equity securities. The net unrealized holdings gains on trading account securities earned as of December 31, 1997, and included in net realized investment gains are $520.

During the first quarter 1997, the Company terminated its interest rate swap contracts which it held for the purpose of minimizing exposure to fluctuations in interest rates related to specific investment securities held. The notional amount of such swaps outstanding at December 31 1996 was approximately $9,000. The swaps were transacted with investment grade counterparties. As of December 31, 1996, the Company's interest rate swap contracts were in a $270 unrealized loss position. During 1997, 1996 and 1995, there were no realized investment gains or losses recorded.

Proceeds and gross realized investment gains and losses from the sale of available-for-sale securities for the years ended
December 31 were:
                                        1997          1996         1995
                                     -----------  -----------  -----------
 Proceeds                             $ 846,041    $ 847,091    $ 620,853
 Gross realized investment gains         16,783       19,078       14,196
 Gross realized investment losses         7,193       10,749       10,813


The Company had investment securities with a carrying value of $26,508 and $27,726 that were deposited with insurance regulatory authorities at December 31, 1997 and 1996, respectively.

During 1997, the Company realized a $1,005 gain on the sale of its remaining investment in the Separate Accounts. At December 31, 1996, the Company had invested $10,168 in Separate Accounts,
including $168 of unrealized gains.   The investments in Separate
Accounts are for the purpose of providing original funding of certain mutual fund portfolios available as investment options to variable life and annuity policyholders.

At December 31, 1997, the Company held no mortgage loans on real estate. The carrying value and established valuation allowances of impaired mortgage loans on real estate as of December 31, 1996 were $44,239 and $17,652, respectively.

Additional information on impaired loans for the years ended
December 31 follows:

                                                1997         1996        1995
                                           -----------  -----------  -----------

 Average investment in impaired loans       $  30,945    $  79,668    $ 124,089
 Interest income recognized (cash-basis)        2,830        4,848        5,482

For the years ended December 31, 1997, 1996 and 1995, $7,891,
$28,555 and $1,300, respectively, of real estate held-for-sale was acquired in satisfaction of debt.

Net investment income arose from the following sources for the years ended December 31:

                                                  1997          1996           1995
                                             ------------   ------------   ------------
 Fixed maturity securities                    $  236,325     $  266,916     $  305,648
 Equity securities                                 3,020          1,876          1,329
 Mortgage loans                                    4,627          9,764         12,250
 Real estate held-for-sale                         1,939            563            153
 Policy loans on insurance contracts              57,998          56,512         53,576
 Cash and cash equivalents                         9,570           6,710          8,463
 Other                                               709             899          1,753
                                             ------------    ------------   ------------

 Gross investment income                         314,188         343,240        383,172
 Less investment expenses                         (5,486)         (6,579)        (7,006)
                                             ------------    ------------   ------------

 Net investment income                        $  308,702      $  336,661     $  376,166
                                             ============    ============   ============

Net realized investment gains (losses), including changes in valuation allowances for the years ended December 31:

                                                   1997           1996           1995
                                              ------------   ------------   ------------
  Fixed maturity securities                    $    6,149     $    4,690     $    1,908
  Equity securities                                 3,441          3,639          1,475
  Trading account securities                          697              -              -
  Investment in Separate Accounts                   1,005            106           (369)
  Mortgage loans                                    6,252            599            334
  Real estate held-for-sale                        (4,252)          (171)         1,177
  Cash and cash equivalents                            (3)            (1)             -
                                              ------------   ------------   ------------

  Net realized investment gains                $   13,289     $    8,862     $    4,525
                                              ============   ============   ============

 The following is a reconciliation of the change in valuation allowances that have been recorded to reflect other-than-temporary declines in estimated fair value of mortgage loans for the years ended December 31:

                 Balance at      Additions                     Balance at
                 Beginning      Charged to        Write -         End
                  of Year       Operations        Downs         of Year
                -----------    ------------    -----------    -----------

  Mortgage loans:
       1997      $  17,652      $        -      $  17,652      $       -
       1996         35,881               -         18,229         17,652
       1995         40,070               -          4,189         35,881


 The Company held no investments at December 31, 1997 which have been non-income producing for the preceding twelve months.

 The Company has committed to participate in a limited partnership that invests in leveraged transactions. As of December 31, 1997, $4,744 has been advanced towards the Company's $10,000 commitment to the limited partnership.

NOTE 4.   FEDERAL INCOME TAXES

 The following is a reconciliation of the provision for income taxes based on earnings before income taxes, computed using the Federal statutory tax rate, with the provision for income taxes for the years ended December 31:

                                                      1997         1996         1995
                                                   ----------   ----------   ----------
  Provision for income taxes computed at Federal
    statutory rate                                  $ 42,413     $ 41,048     $ 41,575

  Increase (decrease) in income taxes resulting
   from:
    Dividend received deduction                       (1,969)      (3,135)        (532)
    Release of policyholders' surplus                      -            -        1,991
    Tax deductible interest                                -            -         (718)
    Other                                                  -          (21)         (13)
                                                   ----------   ----------   ----------
Federal income tax provision                        $ 40,444     $ 37,892     $ 42,303
                                                   ==========   ==========   ==========

 The Federal statutory rate for each of the three years in the period ended December 31, 1997 was 35%.

 The Company provides for deferred income taxes resulting from temporary differences that arise from recording certain transactions in different years for income tax reporting purposes than for financial reporting purposes. The sources of these differences and the tax effect of each are as follows:

                                                                           1997                 1996                1995
                                                                    --------------        --------------        --------------
  Deferred policy acquisition costs                                  $     (2,422)         $     (5,770)         $     (2,179)
  Policyholders' account balances                                         (16,099)               15,004                    66
  Liability for guaranty fund assessments                                   1,190                   760                   249
  Investment adjustments                                                    5,070                 5,122                 5,563
  Other                                                                         -                   (38)                  269
                                                                    --------------        --------------        --------------
  Deferred Federal income tax
   provision (benefit)                                               $    (12,261)         $     15,078          $      3,968
                                                                    ==============        ==============        ==============

Deferred tax assets and liabilities as of December 31 are determined as follows:

                                                                          1997                  1996
                                                                    --------------        --------------
  Deferred tax assets:
   Policyholders' account balances                                   $     95,182          $     79,083
   Investment adjustments                                                     601                 5,671
   Liability for guaranty fund assessments                                  5,381                 6,571
                                                                    --------------        --------------
      Total deferred tax assets                                           101,164                91,325
                                                                    --------------        --------------

  Deferred tax liabilities:
   Deferred policy acquisition costs                                       88,670                91,092
   Net unrealized investment gain on investment securities                  9,689                 2,959
   Other                                                                    3,988                 3,988
                                                                    --------------        --------------
      Total deferred tax liabilities                                      102,347                98,039
                                                                    --------------        --------------

      Net deferred tax liability                                     $      1,183          $      6,714
                                                                    ================      ==============



 The Company anticipates that all deferred tax assets will be realized; therefore no valuation allowance has been provided.

NOTE 5.   RELATED PARTY TRANSACTIONS

 The Company and MLIG are parties to a service agreement whereby MLIG has agreed to provide certain accounting, data processing, legal, actuarial, management, advertising and other services to the Company. Expenses incurred by MLIG in relation to this service agreement are reimbursed by the Company on an allocated cost basis. Charges billed to the Company by MLIG pursuant to the agreement were $43,028, $43,515 and $41,729 for the years ended December 31, 1997, 1996 and 1995, respectively. The Company is allocated interest expense on its accounts payable to MLIG which approximates the daily Federal funds rate. Total intercompany interest paid was $842, $988 and $1,310 for 1997, 1996 and 1995, respectively.

 The Company and Merrill Lynch Asset Management, L.P. ("MLAM") are parties to a service agreement whereby MLAM has agreed to provide certain invested asset management services to the Company. The Company pays a fee to MLAM for these services through the MLIG service agreement. Charges attributable to this agreement and allocated to the Company by MLIG were $1,913, $2,279 and $2,635 for 1997, 1996 and 1995, respectively.

 MLAM and MLIG have entered into an agreement with respect to administrative services for the Merrill Lynch Series Fund, Inc. ("Series Fund") and Merrill Lynch Variable Series Funds, Inc. ("Variable Series Funds"). The Company invests in the various mutual fund portfolios of the Series Fund and the Variable Series Funds in connection with the variable life and annuities the Company has in-force. Under this agreement, MLAM pays compensation to MLIG in an amount equal to a portion of the annual gross investment advisory fees paid by the Series Fund and the Variable Series Funds to MLAM. The Company received from MLIG its allocable share of such compensation in the amount of $19,057, $16,514 and $13,293 during 1997, 1996 and
 1995, respectively.

 The Company has a general agency agreement with Merrill Lynch Life Agency Inc. ("MLLA") whereby registered representatives of MLPF&S, who are the Company's licensed insurance agents, solicit applications for contracts to be issued by the Company. MLLA is paid commissions for the contracts sold by such agents. Commissions paid to MLLA were $72,729, $42,639 and $43,984 for 1997, 1996 and 1995, respectively. Substantially all of these commissions were capitalized as deferred policy acquisition costs and are being amortized in accordance with the policy discussed in Note 1.

 During the first quarter 1997, the Company terminated its interest rate swap contracts which it entered into with Merrill Lynch Capital Services, Inc. ("MLCS") with a guarantee from Merrill Lynch & Co. At December 31, 1996, the notional amount of such interest rate swap contracts outstanding was $9,000. Net interest received from these interest rate swap contracts was $4, ($117), and $256 for 1997, 1996 and 1995, respectively.

 Affiliated agreements generally contain reciprocal indemnity provisions pertaining to each party's representations and contractual obligations thereunder.

 During 1997, the Company sold its investment in 2141 E.
 Camelback, Corp. to Merrill Lynch Mortgage Capital, Inc. The investment was sold at its carrying value of $5,375.

NOTE 6.   STOCKHOLDER'S EQUITY AND STATUTORY REGULATIONS

 During 1997, 1996, and 1995 the Company paid dividends of $135,000, $175,000, and $100,000, respectively, to MLIG. Of these stockholder's dividends, $110,030, $175,000 and $73,757, respectively, were extraordinary dividends as defined by Arkansas Insurance Law and were paid pursuant to approval granted by the Arkansas Insurance Commissioner.

 At December 31, 1997 and 1996, approximately $24,304 and $24,970, respectively, of stockholder's equity was available for distribution to MLIG. Statutory capital and surplus at December 31, 1997 and 1996, was $245,042 and $251,697,
 respectively.

 Applicable insurance department regulations require that the Company report its accounts in accordance with statutory accounting practices. Statutory accounting practices primarily differ from the principles utilized in these financial statements by charging policy acquisition costs to expense as incurred, establishing future policy benefit reserves using different actuarial assumptions, not providing for deferred income taxes, and valuing securities on a different basis. The Company's statutory net income for 1997, 1996 and 1995 was $81,963, $93,532 and $121,451, respectively.

 The National Association of Insurance Commissioners ("NAIC") utilizes the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital which a life insurance company should have based upon that company's risk profile. As of December 31, 1997 and 1996, based on the RBC formula, the Company's total adjusted capital level was 394% and 403%, respectively, of the minimum amount of capital required to avoid regulatory action.

NOTE 7.   COMMITMENTS AND CONTINGENCIES

State insurance laws generally require that all life insurers who are licensed to transact business within a state become members of the state's life insurance guaranty association. These associations have been established for the protection of policyholders from loss (within specified limits) as a result of the insolvency of an insurer. At the time an insolvency occurs, the guaranty association assesses the remaining members of the association an amount sufficient to satisfy the insolvent insurer's policyholder obligations (within specified limits). During 1991, and to a lesser extent 1992, there were certain highly publicized life insurance insolvencies. The Company has utilized public information to estimate what future assessments it will incur as a result of these insolvencies. At December 31, 1997 and 1996, the Company has established an estimated liability for future guaranty fund assessments of $15,374 and $18,773, respectively. The Company regularly monitors public information regarding insurer insolvencies and adjusts its estimated liability as appropriate.

In the normal course of business, the Company is subject to various claims and assessments. Management believes the settlement of these matters would not have a material effect on the financial position or results of operations of the Company.

NOTE 8.  LIFE INSURANCE IN FORCE



                                                                                           PERCENTAGE
                                                      CEDED TO     ASSUMED                 OF AMOUNT
                                           GROSS        OTHER     FROM OTHER      NET       ASSUMED
                                           AMOUNT     COMPANIES   COMPANIES     AMOUNT       TO NET
                                         ----------   ---------   ----------   ---------   ----------
Life insurance in force................  10,568,021   2,879,306   1,843,104    9,531,819      19%

                                    APPENDIX


The tables below are designed to show the impact of the Market Value Adjustment and withdrawal charge on a single premium of $10,000. Table 1 assumes the premium is allocated to a subaccount with a 10 year Guarantee Period with a guaranteed rate of interest of 5.3%. Table 2 assumes the premium is allocated to a subaccount with a 5 year Guarantee Period with a guaranteed rate of 5.0%. The Market Value Adjustments are based on interpolated current interest rates (defined in the Contract as "B") of 3.3%, 5.3% and 7.3% in the 10 year guarantee table (see Table 1 below) and 3.0%, 5.0% and 7.0% in the 5 year guarantee table (see Table 2 below). The net subaccount values shown in the tables are the maximum amount available as cash withdrawals. Although the withdrawal charge is in each case a fixed percentage of the amount withdrawn, the amount of the charge for withdrawals made at the end of each year varies as a result of the Market Value Adjustment. Values shown in the tables have been rounded to the nearest dollar, and therefore the figures under the net subaccount value columns may not precisely equal amounts set forth in the subaccount value, plus the Market Value Adjustment, less the withdrawal charge columns.


                                    TABLE 1


                        -----------------------------------------------------------------------------------------------------------
                                      MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                          INTERPOLATED CURRENT INTEREST RATES OF:
                               ---------------------------------------------------------------------------------------------
                                       3.30%                               5.30%                               7.30%
-----------------------------------------------------------------------------------------------------------------------------------
                          MARKET                    NET       MARKET                    NET       MARKET                    NET
  END OF       SUB-        VALUE       WITH-       SUB-        VALUE       WITH-       SUB-        VALUE       WITH-       SUB-
CERTIFICATE   ACCOUNT     ADJUST-     DRAWAL      ACCOUNT     ADJUST-     DRAWAL      ACCOUNT     ADJUST-     DRAWAL      ACCOUNT
   YEAR        VALUE       MENT       CHARGE       VALUE       MENT       CHARGE       VALUE       MENT       CHARGE       VALUE
-----------------------------------------------------------------------------------------------------------------------------------
     1        10,530       1,923        321       12,132          0         272       10,258      (1,604)       230        8,695
     2        11,088       1,783        332       12,539          0         286       10,802      (1,515)       247        9,326
     3        11,676       1,628        343       12,960          0         301       11,374      (1,408)       265       10,003
     4        12,295       1,456        355       13,395          0         317       11,977      (1,282)       284       10,728
     5        12,946       1,266        367       13,845          0         334       12,612      (1,135)       305       11,506
     6        13,632       1,057        379       14,310          0         352       13,280        (965)       327       12,341
     7        14,355         827        392       14,790          0         371       13,984        (769)       351       13,236
     8        15,116         575        405       15,286          0         390       14,725        (544)       376       14,195
     9        15,917         300        419       15,798          0         411       15,506        (289)       403       15,224
    10        16,760           0          0       16,760          0           0       16,760           0          0       16,760
-----------------------------------------------------------------------------------------------------------------------------------


                                    TABLE 2

                        -----------------------------------------------------------------------------------------------------------
                                      MARKET VALUE ADJUSTMENTS, WITHDRAWAL CHARGES AND NET SUBACCOUNT VALUE BASED ON
                                                          INTERPOLATED CURRENT INTEREST RATES OF:
                               ---------------------------------------------------------------------------------------------
                                       3.00%                               5.00%                               7.00%
-----------------------------------------------------------------------------------------------------------------------------------
                          MARKET                    NET       MARKET                    NET       MARKET                    NET
  END OF       SUB-        VALUE       WITH-       SUB-        VALUE       WITH-       SUB-        VALUE       WITH-       SUB-
CERTIFICATE   ACCOUNT     ADJUST-     DRAWAL      ACCOUNT     ADJUST-     DRAWAL      ACCOUNT     ADJUST-     DRAWAL      ACCOUNT
   YEAR        VALUE       MENT       CHARGE       VALUE       MENT       CHARGE       VALUE       MENT       CHARGE       VALUE
-----------------------------------------------------------------------------------------------------------------------------------
     1        10,500        818         276       11,041        -0-         256       10,244       (746)        238        9,516
     2        11,025        638         284       11,378        -0-         269       10,756       (593)        254       10,178
     3        11,576        442         293       11,726        -0-         282       11,294       (419)        272       10,885
     4        12,155        230         302       12,083        -0-         296       11,859       (222)        291       11,642
     5        12,763        -0-         -0-       12,763        -0-         -0-       12,763        -0-         -0-       12,763
-----------------------------------------------------------------------------------------------------------------------------------

The formulas used in determining the amounts shown in the above tables are as follows:

                                                             Subaccount Value
                             --------------------------------------------------------------------------------
                                  Guaranteed Interest Rate                    1 + Current Interest Rate          n/365
(1) Net Subaccount Value =   (    ------------------------   )     +    (    ----------------------------   )
                                             2                               1 + Guaranteed Interest Rate

     Where "n" is the number of days remaining in the Guaranteed Period of the subaccount, but not less than 365.

                                                  Guaranteed Interest Rate
(2) Withdrawal Charge = Net Subaccount Value X   --------------------------
                                                             2
                                                                          1 + Current Interest Rate         n/365
(3) Market Value Adjustment = Net Subaccount Value X    [    1 -   (    -----------------------------   )         ]
                                                                        1 + Guaranteed Interest Rate

(4) "n" is the number of days remaining in the Guarantee Period of the subaccount, but not less than 365.

                                       PART II

                      INFORMATION NOT REQUIRED IN A PROSPECTUS

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Not applicable.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

AMENDED AND RESTATED BY-LAWS OF MERRILL LYNCH LIFE INSURANCE COMPANY, ARTICLE VI

     Sections 1, 2, 3 and 4--Indemnification of Directors, Officers, Employees and Incorporators

Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

Section 3. Right to Indemnification. To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

Section 4. Determination of Right to Indemnification. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

BY-LAWS OF MERRILL LYNCH & CO., INC.,

     Section 2--Indemnification by Corporation

Any persons serving as an officer, director or trustee of a corporation, trust, or other enterprise, including the Registrant, at the request of Merrill Lynch are entitled to indemnification from Merrill Lynch, to the fullest extent authorized or permitted by law, for liabilities with respect to actions taken or omitted by such persons in any capacity in which such persons serve Merrill Lynch or such other corporation, trust, or other enterprise. Any action initiated by any such person for which indemnification is provided shall be approved by the Board of Directors of Merrill Lynch prior to such initiation.

DIRECTORS' AND OFFICERS' INSURANCE

Merrill Lynch has purchased from Corporate Officers' and Directors' Assurance Company directors' and officers' liability insurance policies which cover, in addition to the indemnification described above, liabilities for which indemnification is not provided under the By-Laws. The Company will pay an allocable portion of the insurance premium paid by Merrill Lynch with respect to such insurance policy.

ARKANSAS BUSINESS CORPORATION LAW

In addition, Section 4-26-814 of the Arkansas Business Corporation Law generally provides that a corporation has the power to indemnify a director or officer of the corporation, or a person serving at the request of the corporation as a director or officer of another corporation or other enterprise against any judgments, amounts paid in settlement, and reasonably incurred expenses in a civil or criminal action or proceeding if the director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or, in the case of a criminal action or proceeding, if he or she in addition had no reasonable cause to believe that his or her conduct was unlawful).

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)  Exhibits.

     1(a)        Underwriting Agreement Between Merrill Lynch Life Insurance
                 Company and Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated. (Incorporated by Reference to Registrant's
                 Form S-1 Registration No. 33-58303, Filed March 29, 1995.)
     1(b)        Amendment 1 to Underwriting Agreement Between Merrill Lynch
                 Life Insurance Company and Merrill Lynch, Pierce, Fenner &
                 Smith Incorporated. (Incorporated by Reference to
                 Registrant's Form S-1 Registration No. 33-58303, Filed March
                 29, 1995.)

     2(a)        Merrill Lynch Life Insurance Company Board of Directors
                 Resolution in Connection With the Merger Between Merrill
                 Lynch Life Insurance Company and Tandem Insurance Group,
                 Inc. (Incorporated by Reference to Registrant's
                 Post-Effective Amendment No. 4 to Form S-1 Registration No.
                 33-26322, Filed September 5, 1991.)
     2(b)        Plan and Agreement of Merger Between Merrill Lynch Life
                 Insurance Company and Tandem Insurance Group, Inc.
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 4 to Form S-1 Registration No. 33-26322, Filed
                 September 5, 1991.)
     3(a)        Articles of Incorporation of Merrill Lynch Life Insurance
                 Company (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     3(b)        By-Laws of Merrill Lynch Life Insurance Company
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     3(c) Articles of Amendment, Restatement and Redomestication of the Articles of Incorporation of Merrill Lynch Life
                 Insurance Company (Incorporated by Reference to Registrant's
                 Form S-1 Registration No. 33-46827, Filed March 30, 1992.)
     3(d)        Amended and Restated By-laws of Merrill Lynch Life Insurance
                 Company (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-46827, Filed March 30, 1992.)
     4(a)(1)     Group Modified Guaranteed Annuity Contract, ML-AY-361
                 (Incorporated by Reference to Registrant's Pre-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 February 23, 1989.)
     4(a)(2)     Group Modified Guaranteed Annuity Contract, ML-AY-361/94
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 3 to Form S-1 Registration No. 33-60290, Filed
                 December 7, 1994.)
     4(b)(1) Individual Certificate, ML-AY-362 (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to Form S-1
                 Registration No. 33-26322, Filed February 23, 1989.)
     4(b)(2)     Individual Certificate, ML-AY-362 KS (Incorporated by
                 Reference to Registrant's Post-Effective Amendment No. 1 to
                 Form S-1 Registration No. 33-26322, Filed March 9, 1990.)
     4(b)(3) Individual Certificate, ML-AY-378 (Incorporated by Reference to Registrant's Post-Effective Amendment No. 1 to Form S-1
                 Registration No. 33-26322, Filed March 9, 1990.)
     4(b)(4)     Individual Certificate, ML-AY-362/94 (Incorporated by
                 Reference to Registrant's Post-Effective Amendment No. 3 to
                 Form S-1 Registration No. 33-60290, Filed December 7, 1994.)
     4(c)(1)     Individual Tax-Sheltered Annuity Certificate, ML-AY-372
                 (Incorporated by Reference to Registrant's Pre-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 February 23, 1989.)
     4(c)(2)     Individual Tax-Sheltered Annuity Certificate, ML-AY-372 KS
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(c)(3)     Individual Tax-Sheltered Annuity Certificate, ML-AY-372/94
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 3 to Form S-1 Registration No. 33-60290, Filed
                 December 7, 1994.)
     4(d)(1)     Qualified Retirement Plan Certificate, ML-AY-373
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     4(d)(2)     Qualified Retirement Plan Certificate, ML-AY-373 KS
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)

     4(d)(3)     Qualified Retirement Plan Certificate, ML-AY-373/94
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 3 to Form S-1 Registration No. 33-60290, Filed
                 December 7, 1994.)
     4(e)(1)     Individual Retirement Annuity Certificate, ML-AY-374
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     4(e)(2)     Individual Retirement Annuity Certificate, ML-AY-374 KS
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(e)(3)     Individual Retirement Annuity Certificate, ML-AY-375 KS
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(e)(4)     Individual Retirement Annuity Certificate, ML-AY-379
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(e)(5)     Individual Retirement Annuity Certificate, ML-AY-374/94
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 3 to Form S-1 Registration No. 33-60290, Filed
                 December 7, 1994.)
     4(f)(1)     Individual Retirement Account Certificate, ML-AY-375
                 (Incorporated by Reference to Registrant's Pre-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 February 23, 1989.)
     4(f)(2)     Individual Retirement Account Certificate, ML-AY-380
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(f)(3)     Individual Retirement Account Certificate, ML-AY-375/94
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 3 to Form S-1 Registration No. 33-60290, Filed
                 December 7, 1994.)
     4(g)(1)     Section 457 Deferred Compensation Plan Certificate,
                 ML-AY-376 (Incorporated by Reference to Registrant's Form
                 S-1 Registration No. 33-26322, Filed January 3, 1989.)
     4(g)(2)     Section 457 Deferred Compensation Plan Certificate,
                 ML-AY-376 KS (Incorporated by Reference to Registrant's
                 Post-Effective Amendment No. 1 to Form S-1 Registration No.
                 33-26322, Filed March 9, 1990.)
     4(g)(3)     Section 457 Deferred Compensation Plan Certificate,
                 ML-AY-376/94 (Incorporated by Reference to Registrant's
                 Post-Effective Amendment No. 3 to Form S-1 Registration No.
                 33-60290, Filed December 7, 1994.)
     4(h)(1) Tax-Sheltered Annuity Endorsement, ML-AY-366 (Incorporated by Reference to Registrant's Form S-1 Registration No.
                 33-26322, Filed January 3, 1989.)
     4(h)(2)     Tax-Sheltered Annuity Endorsement, ML-AY-366 190
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(h)(3)     Tax-Sheltered Annuity Endorsement, ML-AY-366 1096
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 2 to Form S-1 Registration No. 33-58303, Filed
                 March 27, 1997.)
     4(i)(1)     Qualified Retirement Plan Endorsement, ML-AY-364
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     4(i)(2)     Qualified Retirement Plan Endorsement, ML-AY-364 190.
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed March 9, 1990.)
     4(j)(1)     Individual Retirement Annuity Endorsement, ML-AY-368
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)

     4(j)(2)     Individual Retirement Annuity Endorsement, ML-AY-368 190
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(j)(3)     Individual Retirement Annuity Endorsement, ML009
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-60290, Filed
                 March 31, 1994.)
     4(k)(1)     Individual Retirement Account Endorsement, ML-AY-365
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     4(k)(2)     Individual Retirement Account Endorsement, ML-AY-365 190
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed
                 March 9, 1990.)
     4(l)(1)     Section 457 Deferred Compensation Plan Endorsement,
                 ML-AY-367 (Incorporated by Reference to Registrant's Form
                 S-1 Registration No. 33-26322, Filed January 3, 1989.)
     4(l)(2)     Section 457 Deferred Compensation Plan Endorsement,
                 ML-AY-367 190 (Incorporated by Reference to Registrant's
                 Post-Effective Amendment No. 1 to Form S-1 Registration No.
                 33-26322, Filed March 9, 1990.)
     4(m)(1)     Qualified Plan Endorsement, ML-AY-369 (Incorporated by
                 Reference to Registrant's Form S-1 Registration No.
                 33-26322, Filed January 3, 1989.)
     4(m)(2)     Qualified Plan Endorsement, ML-AY-448 (Incorporated by
                 Reference to Registrant's Post-Effective Amendment No. 1 to
                 Form S-1 Registration No. 33-26322, Filed March 9, 1990.)
     4(m)(3)     Qualified Plan Endorsement, ML-AY-448/94 (Incorporated by
                 Reference to Registrant's Post-Effective Amendment No. 3 to
                 Form S-1 Registration No. 33-60290, Filed December 7, 1994.)
     4(n)        Application for Group Modified Guaranteed Annuity Contract
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
     4(o)        Application for Individual Certificate Under Modified
                 Guaranteed Annuity Contract (Incorporated by Reference to
                 Registrant's Form S-1 Registration No. 33-26322, Filed
                 January 3, 1989.)
     4(p) Form of Company name change endorsement (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to
                 Form S-1 Registration No. 33-26322, Filed September 5,
                 1991.)
     5 Opinion of Barry G. Skolnick, Esq. and Consent to its use as to the legality of the securities being registered.
    10(a)        Management Services Agreement Between Merrill Lynch Life
                 Insurance Company and Family Life Insurance Company
                 (Incorporated by Reference to Registrant's Form S-1
                 Registration No. 33-26322, Filed January 3, 1989.)
    10(b)        General Agency Agreement Between Merrill Lynch Life
                 Insurance and Merrill Lynch Life Agency, Inc. (Incorporated by Reference to Registrant's Pre-Effective Amendment No. 1 to Form S-1 Registration No. 33-26322, Filed February 23,
                 1989.)
    10(c)        Amended Service Agreement Between Merrill Lynch Life
                 Insurance Company and Merrill Lynch Insurance Group, Inc.
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 1 to Form S-1 Registration No. 33-60290, Filed
                 March 31, 1994.)
    10(d)        Indemnity Reinsurance Agreement Between Merrill Lynch Life
                 Insurance Company and Family Life Insurance Group
                 (Incorporated by Reference to Registrant's Post-Effective
                 Amendment No. 2 to Form S-1 Registration No. 33-26322, Filed
                 March 13, 1991.)

10(e)        Amendment No. 1 to Indemnity Reinsurance Agreement Between Merrill Lynch Life Insurance Company
             and Family Life Insurance Group (Incorporated by Reference to Registrant's Post-Effective
             Amendment No. 3 to Form S-1 Registration No. 33-26322, Filed April 24, 1991.)
10(f)        Assumption Reinsurance Agreement Between Merrill Lynch Life Insurance Company, Tandem Insurance
             Group, Inc. and Royal Tandem Life Insurance Company and Family Life Insurance Company
             (Incorporated by Reference to Registrant's Post-Effective Amendment No. 4 to Form S-1
             Registration No. 33-26322, Filed September 5, 1991.)
10(g)        Amended General Agency Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch
             Life Agency Inc. (Incorporated by Reference to Registrant's Form S-1 Registration No. 33-46827,
             Filed March 30, 1992.)
10(h)        Indemnity Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Life Agency
             Inc. (Incorporated by Reference to Registrant's Form S-1 Registration No. 33-46827, Filed March
             30, 1992.)
10(i)        Management Agreement Between Merrill Lynch Life Insurance Company and Merrill Lynch Asset
             Management, Inc. (Incorporated by Reference to Registrant's Form S-1 Registration No. 33-46827,
             Filed March 30, 1992.)
23(a)        Written Consent of Sutherland, Asbill & Brennan LLP
23(b)        Written Consent of Deloitte & Touche LLP, independent auditors.
24(a)        Power of Attorney from Joseph E. Crowne. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 29, 1995.)
24(b)        Power of Attorney from David M. Dunford. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 29, 1995.)
24(c)        Power of Attorney from John C.R. Hele. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 29, 1995.)
24(d)        Power of Attorney from Allen N. Jones. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 29, 1995.)
24(e)        Power of Attorney from Barry G. Skolnick. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 29, 1995.)
24(f)        Power of Attorney from Anthony J. Vespa. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 29, 1995.)
24(g)        Power of Attorney from Gail R. Farkas. (Incorporated by Reference to Registrant's Form S-1
             Registration No. 33-58303, Filed March 26, 1996.)


(b)  Financial Statement Schedules.

                 None.

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plainsboro, State of New Jersey, on this 30th day of March, 1998.


ATTEST:                                                    MERRILL LYNCH LIFE INSURANCE COMPANY
                                                                   (Registrant)
/s/ EDWARD W. DIFFIN, JR.                                  By: /s/ BARRY G. SKOLNICK
-----------------------------------------------------          -----------------------------------------------
Edward W. Diffin, Jr.                                          Barry G. Skolnick
Vice President                                                 Senior Vice President


Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on this 30th day of March, 1998.


                      SIGNATURE                                                    TITLE
                      ---------                                                    -----

                    *                                      Chairman of the Board, President, and Chief Executive
-----------------------------------------------------        Officer
Anthony J. Vespa

                    *                                      Director, Senior Vice President, Chief Financial
-----------------------------------------------------        Officer, Chief Actuary, and Treasurer
Joseph E. Crowne, Jr.

                    *                                      Director, Senior Vice President, and Chief Investment
-----------------------------------------------------        Officer
David M. Dunford

                    *                                      Director and Senior Vice President
-----------------------------------------------------
Gail R. Farkas

*By:  /s/ BARRY G. SKOLNICK                                In his own capacity as Director, Senior Vice
                                                             President, and General Counsel and as
     ------------------------------------------------        Attorney-in-Fact
     Barry G. Skolnick

                                 EXHIBIT INDEX

(a)  Exhibits.


       EXHIBIT                                   DESCRIPTION                               PAGE
       -------                                   -----------                               ----
 5                       Opinion of Barry G. Skolnick, Esq. and Consent to its use as
                         to the legality of the securities being registered..........
23(a)                    Written Consent of Sutherland, Asbill & Brennan LLP ........
23(b)                    Written Consent of Deloitte & Touche LLP, independent
                         auditors....................................................